Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re: VERASUN ENERGY CORPORATION, et al., Debtors.	) ) ) ) ) ) )	Case No. 08-12606 (BLS) Chapter 11 Jointly Administered

JOINT PLAN OF LIQUIDATION

OF VERASUN ENERGY CORPORATION AND ITS AFFILIATED DEBTORS

Mark S. Chehi (I.D. No. 2855) Davis Lee Wright (I.D. No. 4324) Skadden, Arps, Slate, Meagher & Flom LLP One Rodney Square P.O. Box 636 Wilmington, DE 19899 (302) 651-3000

Dennis A. Meloro (No. 4435)

Donald J. Detweiler (No. 3087)

Sandra G. M. Selzer (No. 4283)

Greenberg Traurig, LLP

The Nemours Building

1007 North Orange Street, Suite 1200

Wilmington, DE 19801

(301) 661-7000

– and –	– and –

Felicia Gerber Perlman John K. Lyons Skadden, Arps, Slate, Meagher & Flom LLP 155 North Wacker Drive Chicago, Illinois 60606 (312) 407-0700	Michael S. Stamer David H. Botter Alexis Freeman Akin Gump Strauss Hauer & Feld LLP One Bryant Park New York, New York 10036 (212) 872-1000

Attorneys for VeraSun Energy Corporation, et al., Debtors and Debtors-in-Possession	Attorneys for the Official Committee of Unsecured Creditors of VeraSun Energy Corporation, et al.

Dated: Wilmington, Delaware

            July 31, 2009

TABLE OF CONTENTS

INTRODUCTION		1

ARTICLE I

DEFINED TERMS AND RULES OF INTERPRETATION

1.1	Administrative Claim	2
1.2	Administrative Claims Reserve	2
1.3	Administrator Professionals	2
1.4	AgStar Litigation	2
1.5	AgStar Settlement	2
1.6	Affiliate Debtors	2
1.7	Allowed … Claim	2
1.8	Allowed Claim	2
1.9	ASA Debtors	3
1.10	Available Cash	3
1.11	Ballot	3
1.12	Bankruptcy Code	3
1.13	Bankruptcy Court	3
1.14	Bankruptcy Rules	3
1.15	Bar Date	3
1.16	Bar Date Order	4
1.17	Business Day	4
1.18	Cash	4
1.19	Chapter 11 Case(s)	4
1.20	Claim(s)	4
1.21	Claims Objection Deadline	4
1.22	Class	4
1.23	Collateral	4
1.24	Confirmation Date	4
1.25	Confirmation Hearing	5
1.26	Confirmation Order	5
1.27	Creditors’ Committee	5
1.28	Debtor(s)	5
1.29	Deficiency Claim	5
1.30	Disallowed Claim	5
1.31	Disbursing Agent	5
1.32	Disclosure Statement	5
1.33	Disputed … Claim	5
1.34	Disputed Claim	5

i

1.35	Disputed Claim Amount	6
1.36	Disputed Claims Reserve	6
1.37	Distribution	6
1.38	Distribution Date	6
1.39	Distribution Record Date	6
1.40	Effective Date	6
1.41	Estate(s)	6
1.42	Face Amount	6
1.43	Fee Auditor	7
1.44	Fee Claim	7
1.45	File, Filed or Filing	7
1.46	Final Order	7
1.47	General Unsecured Claim	7
1.48	Guaranty Claim	7
1.49	Holder	7
1.50	Impaired	7
1.51	Intercompany Claim	7
1.52	Intercompany Claims Settlement	8
1.53	Interest	8
1.54	Internal Revenue Code	8
1.55	Lender Deficiency Claim	8
1.56	Litigation Claims	8
1.57	Litigation Reserve	8
1.58	Non-Tax Priority Claim	8
1.59	Non-VSE Debtors	8
1.60	Old Common Stock	8
1.61	Old Equity	9
1.62	Operating Reserve	9
1.63	Other Deficiency Claim	9
1.64	Other Secured Claim	9
1.65	Person	9
1.66	Petition Date	9
1.67	Plan	10
1.68	Plan Administrator	10
1.69	Plan Administrator Agreement	10
1.70	Plan Committee	10
1.71	Plan Proponents	10
1.72	Plan Supplement	10
1.73	Precluded Claims	10
1.74	Prepetition Agstar Credit Agreements	10
1.75	Prepetition Albert City Credit Agreement	11
1.76	Prepetition Central City Credit Agreement	11
1.77	Prepetition Credit Agreements	11

1.78	Prepetition Dougherty/Marion Credit Agreements	11
1.79	Prepetition Dyersville Credit Agreement	11
1.80	Prepetition First Bank Letter of Credit	11
1.81	Prepetition Hankinson Credit Agreement	11
1.82	Prepetition Janesville Credit Agreement	11
1.83	Prepetition Ord Credit Agreement	11
1.84	Prepetition Makewhole Claim	12
1.85	Prepetition Makewhole Claims Reserve	12
1.86	Prepetition Secured Lender Claim(s)	12
1.87	Prepetition WestLB/ASA Credit Agreement	12
1.88	Prepetition Woodbury Credit Agreement	12
1.89	Priority Tax Claim	12
1.90	Professional	12
1.91	Pro Rata	12
1.92	Quarter	12
1.93	Quarterly Distribution Date	13
1.94	Reorganized	13
1.95	Reserves	13
1.96	Restricted Cash	13
1.97	Scheduled	13
1.98	Schedules	13
1.99	Solicitation Order	13
1.100	Subsidiary Interests	13
1.101	Substantive Consolidation Order	13
1.102	Unclaimed Distribution Reserve	14
1.103	Unimpaired	14
1.104	Unsecured Note Claim	14
1.105	Unsecured Note Indenture	14
1.106	Unsecured Note Indenture Trustee	14
1.107	Unsecured Note Indenture Trustee Fees and Expenses	14
1.108	Unsecured Notes	14
1.109	USBio Debtors	14
1.110	USBio Intercompany Administrative Claim	15
1.111	VEC	15
1.112	VSE Debtors	15
1.113	VSE Secured Notes	15
1.114	Voting Deadline	15

ARTICLE II

ADMINISTRATIVE EXPENSES AND PRIORITY TAX CLAIMS

2.1	Administrative Claims	16

2.2	Priority Tax Claims	16

ARTICLE III

CLASSIFICATION OF CLAIMS AND INTERESTS

3.1	The Debtors	17
3.2	Classification of Claims and Interests	18

ARTICLE IV

IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS IMPAIRED AND UNIMPAIRED BY THE PLAN

4.1	Classes of Claims that are Unimpaired	19
4.2	Impaired Classes of Claims and Interests	19

ARTICLE V

PROVISIONS FOR TREATMENT OF CLAIMS AND INTERESTS

5.1	Unimpaired Classes of Claims	20
5.2	Impaired Classes of Claims	22
5.3	Impaired Classes of Interests	24

ARTICLE VI

ACCEPTANCE OR REJECTION OF THE PLAN

6.1	Impaired Classes of Claims Entitled to Vote	24
6.2	Classes Deemed to Accept the Plan	24
6.3	Acceptance by Impaired Classes	24
6.4	Classes Deemed to Reject the Plan	24
6.5	Elimination of Classes	25
6.6	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code	25
6.7	Confirmability and Severability of a Plan	25

ARTICLE VII

MEANS FOR IMPLEMENTATION OF THE PLAN

7.1	Substantive Consolidation	25
7.2	Continued Corporate Existence; Dissolution of Reorganized Debtors	26
7.3	Certificate of Incorporation and By-laws	27

7.4	Directors, Managers, and Officers; Effectuating Documents; Further Transactions	27
7.5	The Plan Administrator	27
7.6	Revesting of Assets	31
7.7	Preservation of Rights of Action; Settlement of Litigation Claims	31
7.8	Creditors’ Committee and Plan Committee	32
7.9	Cancellation of Securities, Instruments and Agreements Evidencing Claims and Interests	34
7.10	Sources of Cash for Plan Distributions	35
7.11	Exemption from Transfer Taxes	35
7.12	Settlement of Certain Intercompany Claims	35
7.13	Agstar Settlement	36

ARTICLE VIII

PROVISIONS GOVERNING DISTRIBUTIONS

8.1	Distributions for Claims Allowed as of the Effective Date	36
8.2	Interest on Claims	36
8.3	Distributions by the Reorganized Debtors	36
8.4	Delivery of Distributions and Undeliverable or Unclaimed Distributions	36
8.5	Record Date for Distributions	38
8.6	Unsecured Note Indenture Trustee as Claim Holder	38
8.7	Allocation of Plan Distributions Between Principal and Interest	39
8.8	Means of Cash Payment	39
8.9	Withholding and Reporting Requirements	39
8.10	Setoffs	39
8.11	Fractional Dollars; De Minimis Distributions	40
8.12	Release of Liens	40

ARTICLE IX

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

9.1	Rejected Contracts and Leases	40
9.2	Assumption of Director and Officer Liability Insurance Policies	41
9.3	Bar to Rejection Damages	41

v

ARTICLE X

PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS

10.1	Objection Deadline; Prosecution of Objections	41
10.2	No Distributions Pending Allowance	42
10.3	Accounts; Reserves	42
10.4	Distributions After Allowance	43

ARTICLE XI

CONFIRMATION AND CONSUMMATION OF THE PLAN

11.1	Conditions to Confirmation	43
11.2	Conditions to Effective Date	44
11.3	Waiver of Conditions Precedent	44
11.4	Consequences of Non-Occurrence of Effective Date	44

ARTICLE XII

EFFECT OF PLAN CONFIRMATION

12.1	Binding Effect	45
12.2	Releases	45
12.3	Discharge of Claims and Termination of Interests	46
12.4	Exculpation and Limitation of Liability	46
12.5	Release by Holders of Claims	47
12.6	Injunction	47
12.7	Term of Bankruptcy Injunction or Stays	48

ARTICLE XIII

RETENTION OF JURISDICTION

13.1	Retention of Jurisdiction	48

ARTICLE XIV

MISCELLANEOUS PROVISIONS

14.1	Effectuating Documents and Further Transactions	50
14.2	Corporate Action	51
14.3	Bar Dates for Certain Claims	51

14.4	Payment of Statutory Fees	52
14.5	Amendment or Modification of the Plan	53
14.6	Severability of Plan Provisions	53
14.7	Successors and Assigns	53
14.8	Plan Supplement	53
14.9	Revocation, Withdrawal or Non-Consummation	53
14.10	Notice	54
14.11	Governing Law	56
14.12	Schedules	56
14.13	Filing of Additional Documents	56

INTRODUCTION

VeraSun Energy Corporation, ASA OpCo Holdings, LLC, US BioEnergy Corporation, VeraSun Albert City, LLC, VeraSun Albion, LLC, VeraSun Aurora Corporation, VeraSun BioDiesel, LLC, VeraSun Bloomingburg, LLC, VeraSun Central City, LLC, VeraSun Charles City, LLC, VeraSun Dyersville, LLC, VeraSun Fort Dodge, LLC, VeraSun Granite City, LLC, VeraSun Hankinson, LLC, VeraSun Hartley, LLC, VeraSun Janesville, LLC, VeraSun Linden, LLC, VeraSun Litchfield, LLC, VeraSun Marion, LLC, VeraSun Marketing, LLC, VeraSun Ord, LLC, VeraSun Reynolds, LLC, VeraSun Tilton, LLC, VeraSun Welcome, LLC, and VeraSun Woodbury, LLC (collectively, the “Debtors”) debtors and debtors-in-possession in the above-captioned jointly administered chapter 11 reorganization cases, and the Official Committee of Unsecured Creditors appointed in the above-captioned jointly administered chapter 11 reorganization cases pursuant to section 1102 of the Bankruptcy Code (the “Creditors’ Committee”), hereby propose the following joint plan of liquidation (the “Plan”) for the resolution of the outstanding claims against and interests in the Debtors pursuant to section 1121(a) of the Bankruptcy Code. Reference is made to the Disclosure Statement (as that term is defined herein), distributed contemporaneously herewith, for a discussion of the Debtors’ history, business, properties and operations, a summary and analysis of the Plan, and certain related matters including, among other things, the proposed substantive consolidation of certain of the Debtors’ cases. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Fed. R. Bankr. P. 3019, each of (I) the Creditors’ Committee and (II) the Debtors reserve the right to alter, amend, modify, revoke or withdraw the Plan (subject to the consent of the Creditors’ Committee or the Debtors, as applicable, which consent shall not be unreasonably withheld) prior to the Effective Date (as that term is defined herein).

As set forth herein, the Plan contemplates the substantive consolidation of the VSE Debtors as well as the substantive consolidation of the ASA Debtors. The Plan does not contemplate the substantive consolidation of the USBio Debtors, but rather constitutes an individual Plan with respect to each of the USBio Debtors. Each Debtor and the Creditors’ Committee is a proponent of the Plan contained herein within the meaning of section 1129 of the Bankruptcy Code. For voting and Distribution purposes, the Plan contemplates separate classes for the VSE Debtors, the ASA Debtors and each of the USBio Debtors.

ARTICLE I

DEFINED TERMS AND RULES OF INTERPRETATION

As used herein, capitalized terms shall have the meanings set forth below. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

1.1 Administrative Claim means a Claim for costs and expenses of administration of the Chapter 11 Cases Allowed under section 503(b) or 507(a)(2) of the Bankruptcy Code, including: (a) any actual and necessary costs and expenses incurred after the Petition Date of preserving the Debtors’ Estates and operating the businesses of the Debtors (such as wages, salaries, commissions for services and payments for inventories, leased equipment and premises) and Claims of governmental units for taxes; (b) compensation for legal, financial, advisory, accounting and other services and reimbursement of expenses Allowed by the Bankruptcy Court under section 330, 331 or 503(b) of the Bankruptcy Code to the extent incurred prior to the Effective Date; and (c) all fees and charges assessed against the Debtors’ Estates under section 1930, chapter 123 of title 28, United States Code.

1.2 Administrative Claims Reserve means the reserve established and maintained by the Plan Administrator, on behalf of the Reorganized Debtors, to pay Administrative Claims, Priority Tax Claims, Non-Tax Priority Claims and Other Secured Claims that become Allowed Claims after the Effective Date.

1.3 Administrator Professionals means the agents, financial advisors, attorneys, consultants, independent contractors, representatives and other professionals of the Plan Administrator and the Reorganized Debtors (in their capacities as such).

1.4 AgStar Litigation means that certain Complaint for Declaratory Judgment and Other Relief filed by AgStar Financial Services, PCA on December 23, 2008 as adversary case number 08-51897, pursuant to which AgStar Financial Services, PCA claimed that the liens it had on ethanol produced by the USBio Debtors were not released when the USBio Debtors transferred that ethanol to VeraSun Marketing, LLC.

1.5 AgStar Settlement means the settlement of the AgStar Litigation entered into by the Debtors and approved by the Bankruptcy Court on August 10, 2009, pursuant to the Order Pursuant to Fed. R. of Bankr. P. 9019 Authorizing the Debtors to Enter Into a Settlement Agreement With AgStar Financial Services, PCA (Docket No. 1680).

1.6 Affiliate Debtors means the Debtors other than VEC.

1.7 Allowed … Claim means an Allowed Claim in the Class or category specified. Any reference herein to a particular Allowed Claim includes both the secured and unsecured portions of such Claim.

1.8 Allowed Claim means (a) any Claim for which a proof of claim has been timely Filed by the applicable Bar Date (or which pursuant to the Bankruptcy Code or a Final Order is not or shall not be required to be Filed); (b) any Claim that is listed in the Schedules as of the Effective Date as not disputed, not contingent, and not unliquidated, and for which no proof of claim has been timely Filed; or (c) any Claim allowed pursuant to the Plan; provided, however, that with respect to any Claim in clauses (a) or (b) above, such Claim shall be considered Allowed only if and to the extent that (i) no objection to the allowance thereof has been interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court, or (ii) such an objection is so interposed and the Claim shall have been Allowed for Distribution purposes only by a Final Order. Any Claim that has been or is hereafter listed in the Schedules as disputed, contingent, or unliquidated, and for which no proof of claim has been timely Filed is not considered Allowed and shall be expunged without further action by the Reorganized Debtors and without any further notice to or action, order, or approval of the Bankruptcy Court.

1.9 ASA Debtors means ASA OpCo Holdings, LLC, ASA Albion, LLC, ASA Bloomingburg, LLC, and ASA Linden, LLC.

1.10 Available Cash means all Cash that is property of the Estate of the specified Debtor(s) as of the date ten (10) Business Days prior to the date of any Distribution, other than: (a) with respect to Distributions to be made on the Distribution Date, (i) Cash to be distributed on the Distribution Date to Holders of Allowed Prepetition Secured Lender Claims, Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Other Secured Claims, and Allowed Non-Tax Priority Claims that became Allowed Claims on or before the Effective Date and (ii) Restricted Cash; and (b) with respect to Distributions to be made on any Quarterly Distribution Date, Restricted Cash.

1.11 Ballot means each of the ballot form or forms distributed to each Holder of an Impaired Claim, on which the Holder is to indicate acceptance or rejection of the Plan.

1.12 Bankruptcy Code means title 11, United States Code, as now in effect or hereafter amended.

1.13 Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware.

1.14 Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure and the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware, as now in effect or hereafter amended.

1.15 Bar Date means the applicable deadline by which a proof of claim must have been or must be Filed, as established by an order of the Bankruptcy Court, including the Bar Date Order and the Confirmation Order. The term “Bar Date” also includes the deadline for Filing Fee Claims established pursuant to Article XIV hereof, the deadline for Filing Administrative Claims established pursuant to Article XIV hereof, and the deadline for Filing Claims arising from rejection of executory contracts and unexpired leases established pursuant to Article IX hereof.

1.16 Bar Date Order means the Order Under 11 U.S.C. §§ 105 and 502 and Fed. R. Bankr. P. 3003(c)(3) and 9007 (I) Establishing Deadline for Filing Proofs of Claim; (II) Approving Procedures for Filing Proofs of Claim; and (III) Approving the Form, Manner, and Sufficiency of Providing Notice Thereof (Docket No. 970), approved by the Bankruptcy Court on April 2, 2009, as the same may have been or hereafter may be amended, modified or supplemented.

1.17 Business Day means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

1.18 Cash means legal tender of the United States of America and equivalents thereof.

1.19 Chapter 11 Case(s) means (a) when used with reference to a particular Debtor, the chapter 11 case pending for that Debtor in the Bankruptcy Court and (b) when used with reference to all Debtors, the chapter 11 cases pending for the Debtors in the Bankruptcy Court.

1.20 Claim(s) means a “claim,” as defined in section 101(5) of the Bankruptcy Code.

1.21 Claims Objection Deadline means the last day for Filing objections to Claims against the Debtors, which day shall be the later of (a) one hundred eighty (180) days after the Effective Date or (b) sixty (60) days after the Filing of a proof of claim for, or request for payment of, such Claim or such other date as the Bankruptcy Court may order. The Filing of a motion to extend the Claims Objection Deadline shall automatically extend the Claims Objection Deadline until a Final Order is entered on such motion. In the event that such motion to extend the Claims Objection Deadline is denied by the Bankruptcy Court, or approved by the Bankruptcy Court and reversed on appeal, the Claims Objection Deadline shall be the later of the current Claims Objection Deadline (as previously extended, as applicable) or 30 days after entry of a Final Order denying the motion to extend the Claims Objection Deadline.

1.22 Class means a category of Holders of Claims or Interests, as described in Article III hereof.

1.23 Collateral means any property or interest in property of the Debtors’ Estates that is subject to a valid, perfected, and enforceable lien to secure a Claim.

1.24 Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court for the Chapter 11 Cases.

1.25 Confirmation Hearing means the hearing held by the Bankruptcy Court pursuant to section 1128 of the Bankruptcy Code to consider confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

1.26 Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

1.27 Creditors’ Committee has the meaning ascribed to it in the Introduction hereto.

1.28 Debtor(s) has the meaning ascribed to it in the Introduction hereto.

1.29 Deficiency Claim means the Claim of a Holder of a Prepetition Secured Lender Claim or Other Secured Claim equal to the amount by which such creditor’s Allowed Claim exceeds the value of the Collateral securing such Claim, as determined pursuant to section 506 of the Bankruptcy Code.

1.30 Disallowed Claim means a Claim, or any portion thereof, that (a) has been disallowed by Final Order, (b) is Scheduled at zero or as contingent, disputed, or unliquidated and as to which a Bar Date has been established but no proof of claim has been timely Filed or deemed timely Filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely filed under applicable law, or (c) is not Scheduled and as to which a Bar Date has been established but no proof of claim has been timely Filed or deemed timely Filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely filed under applicable law.

1.31 Disbursing Agent means any party designated by the Creditors’ Committee in its sole discretion, after consultation with the Debtors, to serve as disbursing agent under the Plan, and any agent appointed by such Disbursing Agent for the purpose of effectuating such Distributions.

1.32 Disclosure Statement means the written disclosure statement (including all schedules thereto or referenced therein) in form and substance reasonably acceptable to the Plan Proponents, that relates to the Plan, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code, as the same may be amended, modified or supplemented.

1.33 Disputed … Claim means a Disputed Claim in the Class or category specified.

1.34 Disputed Claim means any Claim, or any portion thereof, that is neither an Allowed Claim nor a Disallowed Claim.

1.35 Disputed Claim Amount means the lesser of (a) the liquidated amount set forth in the proof of claim relating to a Disputed Claim, (b) the amount estimated by the Bankruptcy Court for purposes of Distributions in respect of such Disputed Claim in accordance with section 502(c) of the Bankruptcy Code pursuant to Section 8.3 hereof, and (c) the amount of such Disputed Claim Allowed by the Bankruptcy Court pursuant to section 502 of the Bankruptcy Code, or zero, if such Disputed Claim is disallowed in its entirety by the Bankruptcy Court pursuant to such section, in either case, regardless of whether the order or judgment allowing or disallowing such Claim has become a Final Order; provided, however, that in the event a Claim has been disallowed, but the order of disallowance has not yet become a Final Order, the Bankruptcy Court may require the Disbursing Agent to reserve, and hold in trust for the benefit of each Holder of such Claim, Cash in an amount equal to the Pro Rata Distributions which the Bankruptcy Court, in its discretion, determines will protect the rights of such Holder under all of the facts and circumstances relating to the order of disallowance and the appeal of such Holder from such order.

1.36 Disputed Claims Reserve means the reserve established and maintained by the Plan Administrator, on behalf of the Reorganized Debtors, to pay Disputed Other Deficiency Claims and Disputed General Unsecured Claims.

1.37 Distribution means the payment or delivery to any Holder of an Allowed Claim or Interest of the consideration payable to such Holder under the terms of and in accordance with the Plan.

1.38 Distribution Date means the date, occurring as soon as possible after the Effective Date (but not later than ten calendar days after the Effective Date, unless extended by the Plan Committee and the Reorganized Debtors), upon which initial Distributions from the Estates are made to Holders of Allowed Claims without further order of the Bankruptcy Court.

1.39 Distribution Record Date means (a) for all Holders of Allowed Claims other than Holders of Unsecured Note Claims, the Confirmation Date; and (b) for all Holders of Unsecured Note Claims, the close of business on the Business Day immediately preceding (i) the Distribution Date; and (ii) any other dates(s) Distributions are made to the Holders of Unsecured Note Claims.

1.40 Effective Date means the Business Day upon which the Plan becomes effective as provided in Article XI hereof.

1.41 Estate(s) means, individually, the estate of any of the Debtors and, collectively, the estates of all of the Debtors created under section 541 of the Bankruptcy Code.

1.42 Face Amount means (a) when used in reference to a Disputed or Disallowed Claim, the full stated amount claimed by the Claim Holder in any proof of claim timely filed with the Bankruptcy Court or otherwise deemed timely filed by any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and (b) when used in reference to an Allowed Claim, the allowed amount of such claim.

1.43 Fee Auditor means Warren H. Smith & Associates, P.C.

1.44 Fee Claim means an Administrative Claim under section 330(a), 331 or 503 of the Bankruptcy Code for compensation of a Professional or other entity for services rendered or expenses incurred in the Chapter 11 Cases on or prior to the Effective Date (including expenses of the members of the Creditors’ Committee incurred as members of the Creditors’ Committee in discharge of their duties as such).

1.45 File, Filed or Filing means file, filed or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

1.46 Final Order means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in any of the Chapter 11 Cases, the operation or effect of which has not been stayed, reversed, or amended and as to which order or judgment (or any revision, modification, or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending; provided, however, that the possibility that a motion under section 502(j) of the Bankruptcy Code, Rule 59 or Rule 60 of the Bankruptcy Rules or any analogous rule may be, but has not been filed shall not cause an order not to be a Final Order.

1.47 General Unsecured Claim means a Claim that is not an Administrative Claim, Priority Tax Claim, Prepetition Secured Lender Claim, Other Secured Claim, Prepetition Makewhole Claim, Non-Tax Priority Claim, Lender Deficiency Claim, Other Deficiency Claim, or Guaranty Claim. For the avoidance of doubt, General Unsecured Claims include Unsecured Note Claims and Intercompany Claims (other than those Intercompany Claims described in the Intercompany Claims Settlement).

1.48 Guaranty Claim means a Claim arising from guaranties under the Prepetition Agstar Credit Agreements.

1.49 Holder means the Person holding the beneficial interest in a Claim or Interest.

1.50 Impaired means, when used in reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

1.51 Intercompany Claim means any Claim held by a Debtor against any other Debtor, including any intercompany book entries reflecting obligations owed by one Debtor with respect to any other Debtor.

1.52 Intercompany Claims Settlement means the agreement between VeraSun Marketing, LLC and the USBio Debtors to settle all intercompany claims between VeraSun Marketing, LLC and the USBio Debtors pursuant to which the VSE Debtors shall pay the Allowed USBio Intercompany Administrative Claim in full.

1.53 Interest means the legal, equitable, contractual and other rights of the Holders of Old Equity, including the rights of any entity to purchase or demand the issuance of any of the foregoing, including (a) conversion, exchange, voting, participation and dividend rights; (b) liquidation preferences; (c) stock options, warrants and put rights; and (d) share-appreciation rights.

1.54 Internal Revenue Code means the Internal Revenue Code of 1986, as amended.

1.55 Lender Deficiency Claim means the Deficiency Claim of a Holder of a Prepetition Secured Lender Claim.

1.56 Litigation Claims means the Claims, rights of action, suits or proceedings, whether in law or in equity, whether known or unknown, that any Debtor or Estate may hold against any Person, including but not limited to the Claims, rights of action, suits and proceedings listed in the Plan Supplement, to be retained by the Estates pursuant to Section 7.7 of the Plan including, but not limited to, (i) any claims, rights of action, suits or proceedings arising under or resulting from contractual subordination or section 510(b) of the Bankruptcy Code or (ii) any claims under sections 544, 545, 547 and 548 of the Bankruptcy Code that may exist.

1.57 Litigation Reserve means the reserve account to be established and maintained by the Plan Administrator, on behalf of the Reorganized Debtors, into which the Reorganized Debtors shall from time to time deposit Cash (in such amounts and at such times as directed by the Plan Committee) to fund the costs and expenses associated with investigating and, as necessary, prosecuting, settling, dismissing or otherwise disposing of any or all of the Litigation Claims; provided, however, that at no time shall the amount of the Litigation Claims Reserve exceed $100,000; provided, further, that the Plan Administrator may at any time increase or decrease the amount of the Litigation Claims Reserve with the consent of the Plan Committee.

1.58 Non-Tax Priority Claim means a Claim, other than an Administrative Claim or Priority Tax Claim, that is entitled to priority in payment pursuant to section 507(a) of the Bankruptcy Code.

1.59 Non-VSE Debtors means the Debtors other than the VSE Debtors.

1.60 Old Common Stock means the common stock of VEC outstanding immediately prior to the Petition Date, including (i) treasury stock and all options, warrants, calls,

rights, puts, awards, commitments or any other agreements of any character to acquire such common stock; and (ii) claims arising from rescission of a purchase or sale of the common stock of VEC, for damages arising from the purchase or sale of the common stock of VEC, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a claim, which claims are subordinated pursuant to section 510(b) of the Bankruptcy Code.

1.61 Old Equity means, collectively, the Old Common Stock and the Subsidiary Interests.

1.62 Operating Reserve means the reserve account to be established and maintained by the Plan Administrator, on behalf of the Reorganized Debtors, into which the Reorganized Debtors shall from time to time deposit Cash (in such amounts and at such times as directed by the Plan Committee, as the case may be) to fund, among other things, the expenses of the Plan Administrator, the Reorganized Debtors and the Plan Committee and its professionals, as set forth more fully in the Plan Administrator Agreement; provided, however, that the Plan Committee shall not unreasonably refuse to fund the Operating Reserve in an amount sufficient to pay the reasonable fees and expenses of the Plan Administrator; provided, further, that if the Plan Committee should refuse to fund the Operating Reserve in an amount sufficient to pay the reasonable fees and expenses of the Plan Administrator, the Plan Administrator shall have the right to file an appropriate motion with the Bankruptcy Court requesting that the Court direct that the Operating Reserve be funded in an amount sufficient to pay the reasonable fees and expenses of the Plan Administrator.

1.63 Other Deficiency Claim means the Deficiency Claim of a Holder of an Other Secured Claim.

1.64 Other Secured Claim means a Claim (other than a Prepetition Secured Lender Claim) that is secured by a valid, perfected and enforceable lien on property in which a Debtor’s Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim Holder’s interest in the applicable Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or, in the case of the setoff, pursuant to section 553 of the Bankruptcy Code.

1.65 Person means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, or other entity.

1.66 Petition Date means October 31, 2008, the date on which the Debtors Filed the petitions for relief commencing the Chapter 11 Cases.

1.67 Plan means this chapter 11 plan of liquidation, including the Plan Supplement and all supplements, appendices and schedules thereto, either in its present form or as the same may be altered, amended or modified from time to time; provided, that each of the documents referenced in this definition shall be in form and substance reasonably acceptable to the Debtors, the Reorganized Debtors, the Creditors’ Committee or the Plan Committee, as the case may be.

1.68 Plan Administrator means the person designated by the Creditors’ Committee in its sole discretion, after consultation with the Debtors, prior to the Confirmation Date and approved by the Bankruptcy Court pursuant to the Confirmation Order to administer the Plan in accordance with the terms of the Plan and the Plan Administrator Agreement and to take such other actions as may be authorized under the Plan Administrator Agreement, and any successor thereto.

1.69 Plan Administrator Agreement means the agreement between and among the Debtors and the Plan Administrator, in form and substance acceptable to the Creditors’ Committee in its sole discretion, specifying the rights, duties and responsibilities of and to be performed by the Plan Administrator under the Plan, in substantially the form set forth in the Plan Supplement; provided, that after the Effective Date, any modifications made to the Plan Administrator Agreement shall be in form and substance acceptable to the Plan Committee.

1.70 Plan Committee means the committee established pursuant to Section 7.8 of the Plan to supervise and direct the Plan Administrator, to monitor implementation of the Plan, and to take such other actions and have such other rights as are set forth in the Plan, including, without limitation, as set forth in Section 7.8 of the Plan and Article X of the Plan, or as may be approved by the Bankruptcy Court.

1.71 Plan Proponents means, individually, either the Creditors’ Committee or the Debtors, as applicable, and, collectively, the Creditors’ Committee and the Debtors.

1.72 Plan Supplement means the forms of documents specified in Section 14.8 of the Plan, which documents shall be in form and substance reasonably acceptable to the Plan Proponents, subject to sections 7.3 and 7.5 herein; provided, that after the Effective Date, any modifications made to any of the documents specified in Section 14.8 of the Plan shall be in form and substance reasonably acceptable to the Reorganized Debtors and the Plan Committee, subject to sections 7.3 and 7.5 herein.

1.73 Precluded Claims means the claims defined in Section 12.4 of the Plan.

1.74 Prepetition Agstar Credit Agreements means the Prepetition Janesville Credit Agreement, the Prepetition Albert City Credit Agreement, the Prepetition Central City Credit Agreement, the Prepetition Dyersville Credit Agreement, the Prepetition Hankinson Credit Agreement, the Prepetition Ord Credit Agreement, and the Prepetition Woodbury Credit Agreement.

1.75 Prepetition Albert City Credit Agreement means the Master Loan Agreement dated as of November 15, 2005, by and among the VeraSun Albert City, LLC, the lenders party thereto, and AgStar Financial Services, PCA, as administrative agent.

1.76 Prepetition Central City Credit Agreement means the Credit Agreement dated as of February 7, 2007, by and among VeraSun Central City, LLC, the lenders party thereto, and AgStar Financial Services, PCA, as administrative agent.

1.77 Prepetition Credit Agreements means the Prepetition Dougherty/Marion Credit Agreement, the Prepetition First Bank Letter of Credit, the Prepetition WestLB/ASA Credit Agreement, and the Prepetition Agstar Credit Agreements.

1.78 Prepetition Dougherty/Marion Credit Agreements means (i) that certain Loan and Security Agreement, dated as of June 22, 2006, by and between Millennium Ethanol, LLC, a South Dakota limited liability company, and Dougherty Funding LLC, a Delaware limited liability company, as amended, restated, supplemented or otherwise modified from time to time; and (ii) that certain Revolving Credit and Security Agreement, dated as of June 29, 2006, by and between Millennium Ethanol, LLC, a South Dakota limited liability company, and Dougherty Funding LLC, a South Dakota state bank, as amended, restated, supplemented or otherwise modified from time to time.

1.79 Prepetition Dyersville Credit Agreement means the Credit Agreement dated as of February 7, 2007, by and among VeraSun Dyersville, LLC, the lenders party thereto, and AgStar Financial Services, PCA, as administrative agent.

1.80 Prepetition First Bank Letter of Credit means that certain Letter of Credit Application, Reimbursement and Security Agreement, dated December 18, 2006, by and between Millennium Ethanol, LLC, a South Dakota limited liability company, and First Bank & Trust, a South Dakota state bank, as amended, restated, supplemented or otherwise modified from time to time.

1.81 Prepetition Hankinson Credit Agreement means the Credit Agreement dated as of February 7, 2007, by and among VeraSun Hankinson, LLC, the lenders party thereto, and AgStar Financial Services, PCA, as administrative agent.

1.82 Prepetition Janesville Credit Agreement means the Credit Agreement dated as of February 7, 2007, by and among VeraSun Janesville, LLC, the lenders party thereto, and AgStar Financial Services, PCA, as administrative agent.

1.83 Prepetition Ord Credit Agreement means the Credit Agreement dated as of February 7, 2007, by and among VeraSun Ord, LLC, the lenders party thereto, and AgStar Financial Services, PCA, as administrative agent.

1.84 Prepetition Makewhole Claim means any Claim for any makewhole amount, prepayment premium, early termination fee, change of control premium or other similar amount asserted to be payable in respect of the VSE Secured Notes.

1.85 Prepetition Makewhole Claims Reserve means the reserve maintained by the Plan Administrator, on behalf of the Reorganized Debtors, to pay Prepetition Makewhole Claims that become Allowed Claims after the Effective Date.

1.86 Prepetition Secured Lender Claim(s) means a Claim against a Debtor arising out of the Prepetition Credit Agreements that is secured by a valid, perfected and enforceable lien on property in which a Debtor’s Estate has an interest, to the extent of the value of the Claim Holder’s interest in the applicable Estate’s interest in such property, as determined pursuant to Section 506(a) of the Bankruptcy Code.

1.87 Prepetition WestLB/ASA Credit Agreement means the Credit Agreement, dated as of February 6, 2006 (as amended, restated, supplemented or otherwise modified from time to time), among the ASA Debtors, as borrowers, ASA OpCo Holdings, LLC, as borrowers’ agent, the lenders party thereto, WestLB AG, New York Branch, as administrative agent, First National Bank of Omaha as collateral agent and as the accounts bank, WestLB AG, New York Branch, as co-syndication agent, lead arranger, and sole lead bookrunner, First National Bank of Omaha and Standard Chartered Bank, as co-syndication agents and lead arrangers and CIT Capital USA INC. and ING Capital LLC, as co-documentation agents and lead arrangers.

1.88 Prepetition Woodbury Credit Agreement means the Master Loan Agreement dated as of November 15, 2005, by and among VeraSun Woodbury, LLC, the lenders party thereto, and AgStar Financial Services, PCA, as administrative agent.

1.89 Priority Tax Claim means a Claim of a governmental unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.90 Professional means (a) any professional employed in the Chapter 11 Cases pursuant to section 327 or 1103 of the Bankruptcy Code or otherwise and (b) any professional or other entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(4) of the Bankruptcy Code.

1.91 Pro Rata means, with respect to Claims, at any time, the proportion of the Face Amount of a Claim in a particular Class or Classes bears to the aggregate Face Amount of all Claims (including Disputed Claims, but excluding Disallowed Claims) in such Class or Classes, unless the Plan provides otherwise.

1.92 Quarter means the period beginning on the Effective Date and ending on the next June 30, September 30, December 31 and March 31, and each three-month period thereafter.

1.93 Quarterly Distribution Date means the last Business Day of the month following the end of each calendar quarter after the Effective Date; provided, however, that if the Effective Date is within 30 days of the end of a calendar quarter, the first Quarterly Distribution Date shall be the last Business Day of the month following the end of the first calendar quarter after the calendar quarter in which the Effective Date falls.

1.94 Reorganized means the applicable Debtor from and after the Effective Date.

1.95 Reserves means, collectively, the Administrative Claims Reserve, Disputed Claims Reserve, the Litigation Claims Reserve, the Operating Reserve, the Prepetition Makewhole Claims Reserve, and the Unclaimed Distribution Reserve.

1.96 Restricted Cash means the Cash segregated (whether physically or merely on the books and records of the Reorganized Debtors) by the Plan Administrator, on behalf of the Reorganized Debtors, to fund the Reserves.

1.97 Scheduled means with respect to any Claim or Interest, the status and amount, if any, of such Claim or Interest as set forth in the Schedules.

1.98 Schedules means the schedules of assets and liabilities, the list of Holders of Interests and the statements of financial affairs Filed by the Debtors on January 14, 2009, as such schedules have been or may be further modified, amended or supplemented in accordance with Fed. R. Bankr. P. 1009 or orders of the Bankruptcy Court.

1.99 Solicitation Order means the Order Under Bankruptcy Code Sections 105, 502, 1125 and 1126, Bankruptcy Rules 2002, 3003, 3017, 3018, 3020 and 9007 and Local Bankruptcy Rule 3017-1 (I) Approving the Form and Manner of Notice of the Disclosure Statement Hearing; (II) Determining Adequacy of the Disclosure Statement; (III) Establishing a Record Date and Voting, Objection and Other Deadlines With Respect to Confirmation of Plan; (IV) Scheduling Hearing on Confirmation of Plan; (V) Approving (A) the Form and Manner of Notice of the Hearing on Confirmation and Related Matters and (B) the Deadline for Filing Confirmation Objections; (VI) Approving the Solicitation Procedures; and (VII) Granting Certain Other Relief (Docket No. 1797), approved by the Bankruptcy Court on September 10, 2009, as the same may have been or hereafter may be amended, modified or supplemented; provided, that the Solicitation Order shall be in form and substance reasonably acceptable to the Plan Proponents.

1.100 Subsidiary Interests means, collectively, the issued and outstanding shares of stock of the Affiliate Debtors, as of the Petition Date.

1.101 Substantive Consolidation Order means the order, or provision of the Confirmation Order, substantively consolidating (a) the Chapter 11 Cases of the VSE Debtors as one consolidated group of Debtors and (b) the Chapter 11 Cases of the ASA Debtors as another consolidated group of Debtors, as provided in Sections 3.1 and 7.1 of the Plan; provided, that the Substantive Consolidation Order shall be in form and substance reasonably acceptable to the Plan Proponents.

1.102 Unclaimed Distribution Reserve means the reserve established pursuant to Section 8.4(b)(i) of the Plan.

1.103 Unimpaired means, when used in reference to a Claim or Interest, a Claim or Interest that is not impaired within the meaning of section 1124 of the Bankruptcy Code.

1.104 Unsecured Note Claim means individually, a Claim of a Holder of the Unsecured Notes, and collectively, the Claims of all such Holders arising under or as a result of such Unsecured Notes.

1.105 Unsecured Note Indenture means that certain Indenture, dated as of May 16, 2007, as supplemented by the First Supplemental Indenture, dated as of December 31, 2007, among VEC, as Issuer, each of the Subsidiary Guarantors named therein, and Wells Fargo Bank, N.A., as the original Trustee, pursuant to which $437,000,000 aggregate principal amount of 9 3/8% Senior Exchange Notes due 2017 were issued by VEC.

1.106 Unsecured Note Indenture Trustee means HSBC Bank USA, National Association, as successor in interest to Wells Fargo Bank, N.A., in its capacity as indenture trustee under the Unsecured Note Indenture. Any reference to a Distribution or other payment being made “to the Unsecured Note Indenture Trustee” shall mean a Distribution or payment “to the Unsecured Note Indenture Trustee, for the benefit of Holders of Unsecured Notes (except to the extent the Distribution or other payment is in payment of the Unsecured Note Indenture Trustee Fees and Expenses).”

1.107 Unsecured Note Indenture Trustee Fees and Expenses means any and all fees, expenses, disbursements and advances of the Unsecured Note Indenture Trustee (and its counsel, agents and advisors) that are provided for under the Unsecured Note Indenture (including, without limitation, in connection with service on the Creditors’ Committee, the Plan Committee (if applicable) and in connection with Distributions under the Plan), which are incurred at any time prior to or after the Effective Date.

1.108 Unsecured Notes means the 9 3/8% Senior Exchange Notes issued by VEC, under the Unsecured Note Indenture.

1.109 USBio Debtors means US BioEnergy Corporation, VeraSun Albert City, LLC, VeraSun Central City, LLC, VeraSun Dyersville, LLC, VeraSun Hankinson, LLC, VeraSun Janesville, LLC, VeraSun Ord, LLC, VeraSun Woodbury, LLC, and US Bio Marion, LLC.

1.110 USBio Intercompany Administrative Claim means the aggregate Allowed Administrative Claim of all the USBio Debtors against the VSE Debtors in the amount of $1.5 million.

1.111 VEC means VeraSun Energy Corporation.

1.112 VSE Debtors means VEC, VeraSun Granite City, LLC, VeraSun Reynolds, LLC, VeraSun BioDiesel, LLC, VeraSun Litchfield, LLC, VeraSun Tilton, LLC, VeraSun Aurora Corporation, VeraSun Charles City, LLC, VeraSun Marketing, LLC, VeraSun Welcome, LLC, VeraSun Fort Dodge, LLC, and VeraSun Hartley, LLC.

1.113 VSE Secured Notes means the 9 7/8% million Secured Notes Due 2012 issued by VEC and guaranteed by the VSE Debtors other than VEC.

1.114 Voting Deadline means the date set by the Bankruptcy Court pursuant to the Solicitation Order by which all Ballots to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code must be received by the Debtors or their Bankruptcy Court appointed agent.

Rules of Interpretation and Computation of Time. For purposes of the Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) unless otherwise provided in the Plan, any reference in the Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (c) any reference in the Plan to an existing document or schedule Filed or to be Filed means such document or schedule, as it may have been or may be amended, modified or supplemented pursuant to the Plan; (d) any reference to an entity as a Holder of a Claim or Interest includes that entity’s successors and assigns; (e) all references in the Plan to Sections, Articles and Schedules are references to Sections, Articles and Schedules of or to the Plan; (f) the words “herein,” “hereunder” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (h) subject to the provisions of any contract, certificates of incorporation, by-laws, instrument, release or other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules; (i) the rules of construction set forth in section 102 of the Bankruptcy Code will apply; and (j) in computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) will apply.

ARTICLE II

ADMINISTRATIVE EXPENSES AND PRIORITY TAX CLAIMS

2.1 Administrative Claims. Except as otherwise provided for herein, and subject to the requirements of Article XII and Section 14.3 hereof, on, or as soon as reasonably practicable after (i) the Distribution Date, if such Administrative Claim is an Allowed Administrative Claim as of the Effective Date, or (ii) the first Quarterly Distribution Date after the date such Administrative Claim becomes an Allowed Administrative Claim, each Holder of an Allowed Administrative Claim shall receive in full satisfaction, settlement and release of and in exchange for such Allowed Administrative Claim (A) Cash of the Debtor or consolidated group of Debtors against which such Administrative Claim is Allowed equal to the unpaid portion of such Allowed Administrative Claim or (B) such less favorable treatment as to which such Debtor, Reorganized Debtor, or consolidated group of Debtors or Reorganized Debtors (subject to the consent of the Plan Committee, which consent shall not be unreasonably withheld) and the Holder of such Allowed Administrative Claim shall have agreed upon in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by the Debtors or consolidated group of Debtors in the ordinary course of business during the Chapter 11 Cases shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto. For the avoidance of doubt, the payment of Professional Fee Claims shall be governed by Section 14.3 herein.

2.2 Priority Tax Claims. On, or as soon as reasonably practicable after (i) the Distribution Date, if such Priority Tax Claim is an Allowed Priority Tax Claim as of the Effective Date, or (ii) the first Quarterly Distribution Date after the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement and release of and in exchange for such Allowed Priority Tax Claim (A) Cash of the Debtor or consolidated group of Debtors against which such Priority Tax Claim is Allowed equal to the amount of such Allowed Priority Tax Claim, (B) such less favorable treatment as to which such Debtor, Reorganized Debtor, or consolidated group of Debtors or Reorganized Debtors (subject to the consent of the Plan Committee, which consent shall not be unreasonably withheld) and the Holder of such Allowed Priority Tax Claims shall have agreed upon in writing; provided, however, that any Priority Tax Claim not due and owing on the Effective Date will be paid in accordance with this Section when such Claim becomes due and owing; or (C) at the option of the Reorganized Debtors and the Plan Committee, Cash of the Debtor or consolidated group of Debtors in an aggregate amount of such Allowed Priority Tax Claim payable in installment payments over a period of not more than five years after the Petition Date, pursuant to section 1129(a)(9)(c) of the Bankruptcy Code.

ARTICLE III

CLASSIFICATION OF CLAIMS AND INTERESTS

3.1 The Debtors. There are a total of 25 Debtors. The VSE Debtors and the ASA Debtors shall be substantively consolidated for Plan voting and Distribution purposes as described in Article VII. The USBio Debtors shall not be substantively consolidated and this Plan is a separate Plan for each USBio Debtor. Each Debtor or group of consolidated Debtors has been assigned a number below for the purposes of classifying and treating Claims against and Interests in each Debtor or consolidated group of Debtors for balloting purposes. The Claims against and Interests in each Debtor or consolidated group of Debtors, in turn, have been assigned to separate lettered Classes with respect to each Debtor or consolidated group of Debtors, based on the type of Claim involved. Accordingly, the classification of any particular Claim against or Interest in any Debtor or consolidated group of Debtors depends on the particular Debtor against which such Claim is asserted (or in which such Interest is held) and the type of Claim or Interest in question. The number will denote which Debtor or consolidated group of Debtors against which a Claim or Interest has been asserted, and the letter will denote the Class of such Claim or Interest. The numbers applicable to the various Debtor groups are as follows:

Number	Consolidated Debtor Group or Debtor Name

1	VSE Debtors

2	ASA Debtors

3	US BioEnergy Corporation

4	VeraSun Albert City, LLC

5	VeraSun Central City, LLC

6	VeraSun Dyersville, LLC

7	VeraSun Hankinson, LLC

8	VeraSun Janesville, LLC

9	VeraSun Ord, LLC

10	VeraSun Woodbury, LLC

11	US Bio Marion, LLC

3.2 Classification of Claims and Interests.

(a) Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of classes of Claims against and Interests in each of the Debtors. A Claim or Interest is placed in a particular Class for the purposes of voting on the Plan and of receiving Distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or an Allowed Interest in that Class and such Claim or Interest has not been paid, released, or otherwise settled prior to the Effective Date. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and their treatment is set forth in Article II above.

(b) Claims against and Interests in each of the Debtors are divided into lettered Classes. Not all of the Classes apply to every Debtor, and consequently not all of the lettered Classes appear in the case of each Debtor or group of consolidated Debtors. For purposes of voting, Claims within the Class shall be counted for each applicable Debtor or group of consolidated Debtors. Whenever such a Class of Claims or Equity Interests is relevant to a particular Debtor, that class of Claims or Interests shall be grouped under the appropriate lettered Class from the following list:

Class A	Class A consists of Prepetition Secured Lender Claims against the applicable Debtor or consolidated group of Debtors

Class B	Class B consists of Other Secured Claims against the applicable Debtor or consolidated group of Debtors

Class C	Class C consists of Prepetition Makewhole Claims against the applicable Debtor or consolidated group of Debtors

Class D	Class D consists of all Non-Tax Priority Claims against the applicable Debtor or consolidated group of Debtors

Class E	Class E consists of all Lender Deficiency Claims against the applicable Debtor or consolidated group of Debtors

Class F	Class F consists of all Other Deficiency Claims against the applicable Debtor or consolidated group of Debtors

Class G	Class G consists of all General Unsecured Claims against the applicable Debtor or consolidated group of Debtors

Class H	Class H consists of all Guaranty Claims against the applicable Debtor or consolidated group of Debtors

Class I	Class I consists of all Interests in the applicable Debtor or consolidated group of Debtors

ARTICLE IV

IDENTIFICATION OF CLASSES OF CLAIMS AND

INTERESTS IMPAIRED AND UNIMPAIRED BY THE PLAN

4.1 Classes of Claims that are Unimpaired. The following Classes of Claims are Unimpaired by the Plan:

Classes 2A and 4A through 11A	(Prepetition Secured Lender Claims against Non-VSE Debtors other than US Bio Energy Corporation)[1]
Class 1B through 11B	(Other Secured Claims)
Class 1C	(Prepetition Makewhole Claims against the VSE Debtors)
Class 1D through 11D	(Non-Tax Priority Claims)

4.2 Impaired Classes of Claims and Interests. The following Classes of Claims and Interests are Impaired by the Plan:

Classes 2E and 4E through 11E	(Lender Deficiency Claims against Non-VSE Debtors other than US Bio Energy Corporation)[2]
Classes 1F through 11F	(Other Deficiency Claims)
Classes 1G through 11G	(General Unsecured Claims)
Class 3H	(Guaranty Claims against US Bio Energy Corporation)
Classes 1I through 11I	(Interests)

[1]	There is no Class 3A because there are no Prepetition Secured Lender Claims against US BioEnergy Corporation.
[2]	There is no Class 3E because there are no Lender Deficiency Claims against US BioEnergy Corporation.

ARTICLE V

PROVISIONS FOR TREATMENT OF CLAIMS AND INTERESTS

5.1 Unimpaired Classes of Claims.

(a) Class 2A (Prepetition Secured Lender Claims against the ASA Debtors). On, or as soon as reasonably practicable after the Distribution Date, each Holder of an Allowed Prepetition Secured Lender Claim against the ASA Debtors shall receive, to the extent not previously received, in full satisfaction, settlement, release and compromise of and in exchange for such Allowed Prepetition Secured Lender Claim, its Pro Rata share of the proceeds of the Collateral, if any, securing the obligations of the ASA Debtors under the Prepetition WestLB/ASA Credit Agreement. Any Deficiency Claim against the ASA Debtors that is ultimately Allowed shall be a Class 2E Claim.

(b) Class 4A (Prepetition Secured Lender Claims against VeraSun Albert City, LLC). On, or as soon as reasonably practicable after the Distribution Date, each Holder of an Allowed Prepetition Secured Lender Claim against VeraSun Albert City, LLC shall receive, to the extent not previously received, in full satisfaction, settlement, release and compromise of and in exchange for such Allowed Prepetition Secured Lender Claim, its Pro Rata share of the proceeds of the Collateral, if any, securing the obligations under the Prepetition Albert City Credit Agreement. Any Deficiency Claim against VeraSun Albert City, LLC that is ultimately Allowed shall be a Class 4E Claim.

(c) Class 5A (Prepetition Secured Lender Claims against VeraSun Central City, LLC). On, or as soon as reasonably practicable after the Distribution Date, each Holder of an Allowed Prepetition Secured Lender Claim against VeraSun Central City, LLC shall receive, to the extent not previously received, in full satisfaction, settlement, release and compromise of and in exchange for such Allowed Prepetition Secured Lender Claim, its Pro Rata share of the proceeds of the Collateral, if any, securing VeraSun Central City, LLC’s obligations under the Prepetition Central City Credit Agreement. Any Deficiency Claim against VeraSun Central City, LLC that is ultimately Allowed shall be a Class 5E Claim.

(d) Class 6A (Prepetition Secured Lender Claims against VeraSun Dyersville, LLC). On, or as soon as reasonably practicable after the Distribution Date, each Holder of an Allowed Prepetition Secured Lender Claim against VeraSun Dyersville, LLC shall receive, to the extent not previously received, in full satisfaction, settlement, release and compromise of and in exchange for such Allowed Prepetition Secured Lender Claim, its

Pro Rata share of the proceeds of the Collateral, if any, securing VeraSun Dyersville, LLC’s obligations under the Prepetition Dyersville Credit Agreement. Any Deficiency Claim against Verasun Dyersville, LLC that is ultimately Allowed shall be a Class 6E Claim.

(e) Class 7A (Prepetition Secured Lender Claims against VeraSun Hankinson, LLC). On, or as soon as reasonably practicable after the Distribution Date, each Holder of an Allowed Prepetition Secured Lender Claim against VeraSun Hankinson, LLC shall receive, to the extent not previously received, in full satisfaction, settlement, release and compromise of and in exchange for such Allowed Prepetition Secured Lender Claim, its Pro Rata share of the proceeds of the Collateral, if any, securing VeraSun Hankinson, LLC’s obligations under the Prepetition Hankinson Credit Agreement. Any Deficiency Claim against VeraSun Hanksinson, LLC that is ultimately Allowed shall be a Class 7E Claim.

(f) Class 8A (Prepetition Secured Lender Claims against VeraSun Janesville, LLC). On, or as soon as reasonably practicable after the Distribution Date, each Holder of an Allowed Prepetition Secured Lender Claim against VeraSun Janesville, LLC shall receive, to the extent not previously received, in full satisfaction, settlement, release and compromise of and in exchange for such Allowed Prepetition Secured Lender Claim, its Pro Rata share of the proceeds of the Collateral, if any, securing VeraSun Janesville, LLC’s obligations under the Prepetition Janesville Credit Agreement. Any Deficiency Claim against VeraSun Janesville, LLC that is ultimately Allowed shall be a Class 8E Claim.

(g) Class 9A (Prepetition Secured Lender Claims against VeraSun Ord, LLC). On, or as soon as reasonably practicable after the Distribution Date, each Holder of an Allowed Prepetition Secured Lender Claim against VeraSun Ord, LLC shall receive, to the extent not previously received, in full satisfaction, settlement, release and compromise of and in exchange for such Allowed Prepetition Secured Lender Claim, its Pro Rata share of the proceeds of the Collateral, if any, securing VeraSun Ord, LLC’s obligations under the Prepetition Ord Credit Agreement. Any Deficiency Claim against VeraSun Ord, LLC that is ultimately Allowed shall be a Class 9E Claim.

(h) Class 10A (Prepetition Secured Lender Claims against VeraSun Woodbury, LLC). On, or as soon as reasonably practicable after the Distribution Date, each Holder of an Allowed Prepetition Secured Lender Claim against VeraSun Woodbury, LLC shall receive, to the extent not previously received, in full satisfaction, settlement, release and compromise of and in exchange for such Allowed Prepetition Secured Lender Claim, its Pro Rata share of the proceeds of the Collateral, if any, securing VeraSun Woodbury, LLC’s obligations under the Prepetition Woodbury Credit Agreement. Any Deficiency Claim against VeraSun Woodbury, LLC that is ultimately Allowed shall be a Class 10E Claim.

(i) Class 11A (Prepetition Secured Lender Claims against US Bio Marion, LLC). On, or as soon as reasonably practicable after the Distribution Date, each Holder of an Allowed Prepetition Secured Lender Claim against US Bio Marion, LLC shall receive, to the extent not previously received, in full satisfaction, settlement, release and compromise of and in exchange for such Allowed Prepetition Secured Lender Claim, its Pro Rata share of the proceeds of the Collateral, if any, securing the obligations of US Bio Marion, LLC under the Prepetition Dougherty/Marion Credit Agreements. Any Deficiency Claim US Bio Marion, LLC that is ultimately Allowed shall be a Class 11E Claim.

(j) Class 1B through 11B (Other Secured Claims). On, or as soon as reasonably practicable after (i) the Distribution Date, if such Other Secured Claim is an Allowed Other Secured Claim as of the Effective Date, or (ii) the first Quarterly Distribution Date after the date such Other Secured Claim becomes an Allowed Other Secured Claim, the Holder of an Allowed Other Secured Claim shall receive, to the extent not previously received, in full satisfaction, settlement, release and compromise of and in exchange for such Allowed Other Secured Claim, its Pro Rata share of the proceeds of the Collateral, if any, securing such Other Secured Claim in an amount up to the amount of such Allowed Other Secured Claim.

(k) Class 1C (Prepetition Makewhole Claims against the VSE Debtors). On, or as soon as reasonably practicable after (i) the Distribution Date, if such Prepetition Makewhole Claim is an Allowed Prepetition Makewhole Claim as of the Effective Date, or (ii) the first Quarterly Distribution Date after the date such Prepetition Makewhole Claim becomes an Allowed Prepetition Makewhole Claim, each Holder of an Allowed Prepetition Makewhole Claim against the VSE Debtors shall receive in full satisfaction, settlement, release and compromise of and in exchange for such Allowed Prepetition Makewhole Claim its Pro Rata share of the proceeds of the Collateral, if any, securing the obligations of the VSE Debtors under the VSE Secured Notes.

(l) Class 1D through 11D (Non-Tax Priority Claims). On, or as soon as reasonably practicable after (i) the Distribution Date, if such Non-Tax Priority Claim is an Allowed Non-Tax Priority Claim as of the Effective Date, or (ii) the first Quarterly Distribution Date after the date such Non-Tax Priority Claim becomes an Allowed Non-Tax Priority Claim, each Holder of an Allowed Non-Tax Priority Claim shall receive, to the extent not previously received, in full satisfaction, settlement, compromise and release of and in exchange for such Allowed Non-Tax Priority Claim (A) Cash equal to the amount of such Allowed Non-Tax Priority Claim or (B) such less favorable treatment as to which the Debtors or Reorganized Debtors (subject to the consent of the Plan Committee) and the Holder of such Allowed Non-Tax Priority Claim have agreed upon in writing.

5.2 Impaired Classes of Claims.

(a) Classes 2E and 4E through 11E (Lender Deficiency Claims against Non-VSE Debtors other than US Bio Energy Corporation). On, or as soon as reasonably practicable after, (i) the Distribution Date if such Lender Deficiency Claim is an Allowed Lender Deficiency Claim as of the Effective Date or (ii) the first Quarterly Distribution Date after the date a Lender Deficiency Claim becomes an Allowed Lender Deficiency Claim, each Holder of an Allowed Lender Deficiency Claim, together with Holders of Allowed Other Deficiency Claims and Allowed General Unsecured Claims, shall receive its Pro Rata share of Available Cash, if any, of the Debtor or consolidated group of Debtors against which the Claim is Allowed. On each ensuing Quarterly Distribution Date, each Holder of an Allowed Lender Deficiency Claim, along with Holders of Allowed Other Deficiency Claims and Allowed General Unsecured Claims, shall receive its Pro Rata share of Available Cash, if any, of the Debtor or consolidated group of Debtors against which the Claim is Allowed.

(b) Classes 1F through 11F (Other Deficiency Claims). On, or as soon as reasonably practicable after, (i) the Distribution Date if such Other Deficiency Claim is an Allowed Other Deficiency Claim as of the Effective Date or (ii) the first Quarterly Distribution Date after the date that an Other Deficiency Claim becomes an Allowed Other Deficiency Claim, each Holder of an Allowed Other Deficiency Claim, together with Holders of Allowed Lender Deficiency Claims, Allowed General Unsecured Claims, and Guaranty Claims, shall receive its Pro Rata share of Available Cash, if any, of the Debtor or consolidated group of Debtors against which the Claim is Allowed. On each ensuing Quarterly Distribution Date, each Holder of an Allowed Other Deficiency Claim, along with Holders of Allowed Lender Deficiency Claims, Allowed General Unsecured Claims, and Allowed Guaranty Claims, shall receive its Pro Rata share of Available Cash, if any, of the Debtor or consolidated group of Debtors against which the Claim is Allowed.

(c) Classes 1G-11G (General Unsecured Claims). On, or as soon as reasonably practicable after, (i) the Distribution Date if such General Unsecured Claim is an Allowed General Unsecured Claim as of the Effective Date or (ii) the first Quarterly Distribution Date after the date a General Unsecured Claim becomes an Allowed General Unsecured Claim, each Holder of an Allowed General Unsecured Claim, together with Holders of Allowed Lender Deficiency Claims, Allowed Other Deficiency Claims, and Allowed Guaranty Claims, shall receive its Pro Rata share of Available Cash, if any, of the Debtor or consolidated group of Debtors against which the Claim is Allowed. On each ensuing Quarterly Distribution Date, each Holder of an Allowed General Unsecured Claim, along with Holders of Allowed Lender Deficiency Claims, Allowed General Unsecured Claims, and Allowed Guaranty Claims shall receive its Pro Rata share of Available Cash, if any, of the Debtor or consolidated group of Debtors against which the Claim is Allowed.

Notwithstanding the foregoing, the Reorganized Debtor shall pay, on or as soon as reasonably practicable after the Effective Date, all reasonable Unsecured Note Indenture Trustee Fees and Expenses, in full in Cash, without application to or approval of the Bankruptcy Court and without a reduction to the recoveries of the Holders of Unsecured Notes. Notwithstanding the foregoing, to the extent any Unsecured Note Indenture Trustee Fees and Expenses are not paid (including, without limitation, any fees or expenses incurred in connection with any unresolved litigation relating to Disputed Claims), the Unsecured Note Indenture Trustee may assert its charging lien against any recoveries received on behalf of its Holders for payment of such unpaid amounts.

(d) Class 3H (Guaranty Claims against US Bio Energy Corporation). On, or as soon as reasonably practicable after, (i) the Distribution Date if such Guaranty Claim is an Allowed Guaranty Claim as of the Effective Date or (ii) the first Quarterly Distribution Date after the date a Guaranty Claim becomes an Allowed Guaranty Claim, each Holder of an Allowed Guaranty Claim, together with Holders of Allowed Other Deficiency Claims and Allowed General Unsecured Claims against US Bio Energy Corporation, shall receive its Pro Rata share of Available Cash, if any, of US Bio Energy Corporation. On each ensuing Quarterly Distribution Date, each Holder of an Allowed Guaranty Claim, along with Holders of Other Deficiency Claims and General Unsecured Claims against US Bio Energy Corporation, shall receive its Pro Rata share of Available Cash of US Bio Energy Corporation.

5.3 Impaired Classes of Interests. Class 1I-11I (Interests). All Interests, and all stock certificates, instruments, and other documents evidencing such Interests, shall be cancelled as of the Effective Date. The Holders of Interests in Class 1I-11I shall not receive or retain any Distribution or other property on account of such Interests.

ARTICLE VI

ACCEPTANCE OR REJECTION OF THE PLAN

6.1 Impaired Classes of Claims Entitled to Vote. Each Impaired Class of Claims that will (or may) receive or retain property or any interest in property under the Plan shall be entitled to vote to accept or reject the Plan; provided, however, that the votes of Holders of Intercompany Claims shall not be solicited, and any Ballots submitted by such Holders shall not be counted.

6.2 Classes Deemed to Accept the Plan. Class 2A, Classes 4A through 11A, Classes 1B through 11B, Class 1C and Classes 1D through 11D are Unimpaired under the Plan. Pursuant to section 1126(f) of the Bankruptcy Code, such Classes are conclusively presumed to have accepted the Plan, and the votes of Holders of Claims in such Classes therefore shall not be solicited.

6.3 Acceptance by Impaired Classes. Class 2E, Classes 4E through 11E, Classes 1F through 11F, Classes 1G through 11G, and Class 3H are Impaired under the Plan and thus the votes of Holders of Claims in such Classes shall be solicited. Pursuant to section 1126(c) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims has accepted the Plan if the Plan is accepted by the Holders of at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims of such Class that have timely and properly voted to accept or reject the Plan.

6.4 Classes Deemed to Reject the Plan. Holders of Claims and Interests in Classes 1I-11I are not entitled to receive any Distribution under the Plan on account of their Interests and, therefore, votes to accept or reject the Plan shall not be solicited from Holders of Claims or Interests in such Classes.

6.5 Elimination of Classes. Any Class that does not contain any Allowed Claims or any Claims temporarily allowed for voting purposes under Bankruptcy Rule 3018, as of the date of the commencement of the Confirmation Hearing, shall be deemed to have been deleted from the Plan for purposes of (a) voting to accept or reject the Plan and (b) determining whether it has accepted or rejected the Plan under section 1129(a)(8) of the Bankruptcy Code.

6.6 Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code. To the extent that any Impaired Class votes to reject the Plan or is deemed to have rejected it, Debtors shall request confirmation of the Plan under section 1129(b) of the Bankruptcy Code.

6.7 Confirmability and Severability of a Plan. The confirmation requirements of section 1129 of the Bankruptcy Code must be satisfied separately with respect to each Debtor or consolidated group of Debtors. The Plan Proponents reserve the right to alter, amend, modify, revoke or withdraw the Plan (subject to the consent of the other Plan Proponent, as applicable, which consent shall not be unreasonably withheld) as it applies to any particular Debtor or consolidated group of Debtors. A determination by the Bankruptcy Court that the Plan, as it applies to a particular Debtor, is not confirmable pursuant to section 1129 of the Bankruptcy Code shall not limit or affect: (i) the confirmability of the Plan as it applies to any other Debtor; or (ii) the Debtors’ ability to modify the Plan, subject to the limitations in this Section 6.7, as it applies to any particular Debtor, to satisfy the confirmation requirements of section 1129 of the Bankruptcy Code.

ARTICLE VII

MEANS FOR IMPLEMENTATION OF THE PLAN

7.1 Substantive Consolidation.

(a) The Plan contemplates and is predicated upon the substantive consolidation of certain of the Debtors’ Estates, but only for purposes of voting on the Plan and making Distributions to Holders of Claims under the Plan. For purposes of the Plan, the VSE Debtors shall be substantively consolidated; the ASA Debtors shall be substantively consolidated; and the remaining Debtors shall not be substantively consolidated. Notwithstanding the foregoing, the Debtors reserve all rights (subject to the consent of the Creditors’ Committee and, as applicable, the Plan Committee, which consent shall not be unreasonably withheld) with respect to substantive consolidation of any and all of the Debtors.

(b) With respect to the consolidated Debtor entities, on the Effective Date, and only as to the consolidated Debtor entities, (i) all assets and liabilities of the VSE Debtors and the ASA Debtors, respectively, will, for voting and Distribution purposes only, be merged or treated as if they were merged, (ii) each Claim against the VSE Debtors or the ASA Debtors, respectively, will be deemed a single Claim against and a single obligation of the VSE Debtors and the ASA Debtors, respectively, (iii) all Intercompany Claims by, between, and among the VSE Debtors and the ASA Debtors, respectively, will, for voting and Distribution purposes only, be eliminated, and (iv) any obligation of the VSE Debtors and the ASA Debtors, respectively, and all guaranties thereof by one or more of the other VSE Debtors and ASA Debtors, respectively, will be deemed to be one obligation of all of the VSE Debtors and the ASA Debtors, respectively. Except as set forth in this Article, such substantive consolidation shall not (other than for purposes related to the Plan) (x) affect the legal and corporate structures of the Debtors or Reorganized Debtors, (y) cause any Debtor to be liable for any Claim or Interest under the Plan which it otherwise is not liable, and the liability of any Debtor for such Claim or Interest shall not be affected by such substantive consolidation, and (z) except as otherwise stated in this Article VII, affect Intercompany Claims of Debtors against Debtors.

(c) Unless the Bankruptcy Court has approved by a prior order the substantive consolidation of certain of the Debtors’ Estates, which order shall be in form and substance reasonably acceptable to the Plan Proponents, the Plan shall serve as, and shall be deemed to be, a request for entry of an order substantively consolidating certain of the Debtors’ Estates, but only for purposes of voting on the Plan and making Distributions to Holders of Claims and Interests under the Plan. If no objection to substantive consolidation of certain of the Debtors’ Estates is timely filed and served by any Holder of an Impaired Claim affected by the Plan as provided herein on or before the Voting Deadline or such other date as may be established by the Bankruptcy Court, the Confirmation Order shall serve as the order approving the substantive consolidation of certain of the Debtors’ Estates, but only for purposes of voting on the Plan and making Distributions to Holders of Claims and Interests under the Plan. If any such objections are timely filed and served, a hearing with respect to the substantive consolidation of certain of the Debtors’ Estates, but only for purposes of voting on the Plan and making Distributions to Holders of Claims and Interests under the Plan, and any objections thereto shall be part of the Confirmation Hearing.

7.2 Continued Corporate Existence; Dissolution of Reorganized Debtors.

(a) The Debtors shall continue to exist as the Reorganized Debtors after the Effective Date in accordance with the laws of their respective states of incorporation or organization and pursuant to their respective certificates of incorporation, by-laws, articles of formation, operating agreements, and other organizational documents in effect prior to the Effective Date, except to the extent such certificate of incorporation and by-laws are amended under the Plan, for the limited purposes of liquidating all of the assets of the Estates and making Distributions in accordance with the Plan.

(b) As soon as practicable after the Plan Administrator exhausts the assets of the Debtors’ Estates by making the final Distribution of Cash under the Plan and the Plan Administrator Agreement, the Plan Administrator shall at the expense of the Debtors’

Estates (i) provide for the retention and storage of the books, records and files that shall have been delivered to or created by the Plan Administrator until such time as all such books, records and files are no longer required to be retained under applicable law, and File a certificate informing the Bankruptcy Court of the location at which such books, records and files are being stored; (ii) File a certification stating that the assets of the Debtors’ Estates have been exhausted and final Distributions of Cash have been made under the Plan; (iii) File the necessary paperwork in the respective jurisdictions in which they are incorporated or otherwise organized to effectuate the dissolution of the Reorganized Debtors in accordance with the laws of such jurisdiction or jurisdictions; and (iv) resign as the sole officer, manager, or director, as applicable, of the Reorganized Debtors. Upon the Filing of the certificate described in section (ii) of the preceding sentence, the Reorganized Debtors shall be deemed dissolved for all purposes without the necessity for any other or further actions to be taken by or on behalf of the Reorganized Debtors or payments to be made in connection therewith other than the filing of a motion for final decree with respect to a particular Debtor.

7.3 Certificate of Incorporation and By-laws. The certificate and articles of incorporation and by-laws of each Debtor shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code and shall include, among other things, a provision (a) prohibiting the issuance of non-voting equity securities under Section 1123(a)(6) of the Bankruptcy Code and (b) limiting the activities of each Reorganized Debtor to matters authorized under the Plan. The amended certificate of incorporation and by-laws of each Debtor, in form and substance acceptable to the Creditors’ Committee in its sole discretion and subject to the reasonable consent of the Debtors, shall be Filed on or before the date of the Confirmation Hearing.

7.4 Directors, Managers, and Officers; Effectuating Documents; Further Transactions. From and after the Effective Date, the Plan Administrator shall serve as the sole officer and director or manager, as applicable, of the Reorganized Debtors. Subject to the ultimate supervisory authority of the Plan Committee as set forth in Section 7.8 of the Plan, the Plan Administrator shall be authorized to execute, deliver, file or record such documents, instruments, releases and other agreements and to take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

7.5 The Plan Administrator.

(a) Appointment. From and after the Effective Date, an entity to be designated by the Creditors’ Committee in its sole discretion, in consultation with the Debtors, prior to the Confirmation Date shall serve as the Plan Administrator pursuant to the Plan Administrator Agreement and the Plan, until the resignation or discharge and the appointment of a successor Plan Administrator in accordance with the Plan Administrator Agreement and the Plan.

(b) Plan Administrator Agreement. Prior to or on the Effective Date, the Debtors shall execute a Plan Administrator Agreement in substantially the same form as set forth in the Plan Supplement which Plan Administrator Agreement shall be in form and substance acceptable to the Creditors’ Committee in its sole discretion. Any nonmaterial modifications to the Plan Administrator Agreement made by the Debtors, with the consent of the Creditors’ Committee, prior to the Effective Date are hereby ratified. The Plan Administrator Agreement will contain provisions permitting the amendment or modification of the Plan Administrator Agreement necessary to implement the provisions of the Plan.

(c) Rights, Powers and Duties of the Reorganized Debtors and the Plan Administrator. The Reorganized Debtors shall retain and have all the rights, powers and duties necessary to carry out their responsibilities under the Plan. Subject to the ultimate supervisory authority of the Plan Committee as set forth in Section 7.8 of the Plan, such rights, powers and duties, which shall be exercisable by the Plan Administrator on behalf of the Reorganized Debtors and the Estates pursuant to the Plan and the Plan Administrator Agreement, shall include, among others:

(i) liquidating the Reorganized Debtors’ assets;

(ii) investing the Cash of the Estates of the Reorganized Debtors, including, but not limited to, the Cash held in the Reserves in (A) direct obligations of the United States of America or obligations of any agency or instrumentality thereof that are backed by the full faith and credit of the United States of America, including funds consisting solely or predominantly of such securities; (B) money market deposit accounts, checking accounts, savings accounts or certificates of deposit, or other time deposit accounts that are issued by a commercial bank or savings institution organized under the laws of the United States of America or any state thereof; or (C) any other investments that may be permissible under section 345 of the Bankruptcy Code or as otherwise ordered by the Bankruptcy Court;

(iii) calculating and paying all Distributions to be made under the Plan, the Plan Administrator Agreement and other orders of the Bankruptcy Court to Holders of Allowed Claims;

(iv) employing, supervising and compensating professionals (including, for the avoidance of doubt, professionals retained by the Creditors’ Committee and the Plan Committee) retained to represent the interests of and serve on behalf of the Reorganized Debtors and the Estates;

(v) making and filing tax returns for any of the Debtors or the Reorganized Debtors;

(vi) as provided in Section 7.5(g) hereof, objecting to Claims or Interests Filed against any of the Debtors’ Estates on any basis;

(vii) seeking estimation of contingent or unliquidated claims under section 502(c) of the Bankruptcy Code;

(viii) seeking determination of tax liability under section 505 of the Bankruptcy Code;

(ix) prosecuting avoidance actions under sections 544, 545, 547, 548, 549 and 553 of the Bankruptcy Code;

(x) prosecuting turnover actions under sections 542 and 543 of the Bankruptcy Code;

(xi) prosecuting, settling, dismissing or otherwise disposing of the Litigation Claims;

(xii) closing the Chapter 11 Cases;

(xiii) dissolving and winding up the Reorganized Debtors;

(xiv) exercising all powers and rights, and taking all actions, contemplated by or provided for in the Plan Administrator Agreement; and

(xv) taking any and all other actions necessary or appropriate to implement or consummate the Plan and the provisions of the Plan Administrator Agreement.

(d) Compensation of the Plan Administrator. The Plan Administrator shall be compensated from the Operating Reserve pursuant to the terms of the Plan Administrator Agreement. Any professionals retained by the Plan Administrator shall be entitled to reasonable compensation for services rendered and reimbursement of expenses incurred from the Operating Reserve. The payment of the fees and expenses of the Plan Administrator and its retained professionals shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court; provided, however, that any disputes related to such fees and expenses shall be brought before the Bankruptcy Court.

(e) Indemnification. The Reorganized Debtors shall indemnify and hold harmless (i) the Plan Administrator (in its capacity as such and as officer, director, or manager, as applicable, of the Reorganized Debtors), (ii) such individuals that may serve as officers and directors of the Reorganized Debtors, if any, and (iii) the Administrator Professionals (collectively, the “Indemnified Parties”), from and against and with respect to any and all liabilities, losses, damages, claims, costs and expenses, including but not limited to attorneys’ fees arising out of or due to their actions or omissions, or consequences of such actions or omissions, other than acts or omissions resulting from such Indemnified Party’s willful misconduct or gross negligence, with respect to the Reorganized Debtors or the implementation or administration of the Plan or Plan Administrator Agreement. To the extent an Indemnified Party asserts a claim for indemnification as provided above, the legal fees and related costs incurred by counsel to the Plan Administrator in monitoring and participating in the defense of such claims giving rise to the asserted right of indemnification shall be advanced to such Indemnified Party (and such Indemnified Party undertakes to repay such amounts if it ultimately shall be determined that such Indemnified Party is not entitled to be indemnified therefore) out of the Operating Reserve or any insurance purchased using the Operating Reserve. The indemnification provisions of the Plan Administrator Agreement shall remain available to and be binding upon any former Plan Administrator or the estate of any decedent of the Plan Administrator and shall survive the termination of the Plan Administrator Agreement.

(f) Insurance. The Plan Administrator shall be authorized to obtain and pay for out of the Operating Reserve all reasonably necessary insurance coverage for itself, its agents, representatives, employees or independent contractors, and the Reorganized Debtors, including, but not limited to, coverage with respect to (i) any property that is or may in the future become the property of the Reorganized Debtors or their Estates and (ii) the liabilities, duties and obligations of the Plan Administrator and its agents, representatives, employees or independent contractors under the Plan Administrator Agreement (in the form of an errors and omissions policy or otherwise), the latter of which insurance coverage may, at the sole option of the Plan Administrator, remain in effect for a reasonable period (not to exceed seven years) after the termination of the Plan Administrator Agreement.

(g) Authority to Object to Claims and Interests and to Settle Disputed Claims. From and after the Effective Date, the Plan Administrator, on behalf of the Reorganized Debtors, shall be authorized, with respect to those Claims or Interests which are not Allowed hereunder or by Court order, (i) to object to any Claims or Interests Filed against any of the Debtors’ Estates and (ii) subject to Section 7.5(h) hereof, pursuant to Fed. R. Bankr. P. 9019(b) and section 105(a) of the Bankruptcy Code, to compromise and settle Disputed Claims, in accordance with the following procedures, which shall constitute sufficient notice in accordance with the Bankruptcy Code and the Bankruptcy Rules for compromises and settlements of claims:

(i) If the proposed amount at which the Disputed Claim is to be Allowed is less than or equal to $500,000 or if the difference between the Scheduled amount of a Disputed Claim and the proposed amount at which the Disputed Claim is to be Allowed is less than $100,000, the Reorganized Debtors and the Plan Administrator shall be authorized and empowered to settle the Disputed Claim and execute necessary documents, including a stipulation of settlement or release, in their sole discretion and without notice to any party, and the Plan Administrator shall have no liability to any party for the reasonableness of such settlement.

(ii) If the proposed amount at which the Disputed Claim is to be allowed is greater than $500,000 but less than or equal to $10 million or if the difference between the Scheduled amount of a Disputed Claim and the proposed amount at which the Disputed Claim is to be Allowed is equal to or greater than $100,000 but less than $500,000, the Reorganized Debtors and the Plan Administrator shall be authorized and empowered to settle such Disputed Claim and execute necessary documents, including a stipulation of settlement or release, only if the Plan Committee after ten (10) days notice does not object to such proposed settlement. If the Plan Committee objects to the settlement, the Plan Administrator may seek Bankruptcy Court approval of such settlement.

(iii) If the proposed amount at which the Disputed Claim is to be allowed is greater than $10 million, the Reorganized Debtors and the Plan Administrator shall be authorized and empowered to settle the Disputed Claim and execute necessary documents, including a stipulation of settlement or release, only upon receipt of Bankruptcy Court approval of such settlement.

(h) Authority to Settle Disputed Prepetition Makewhole Claims. Notwithstanding anything contained herein, the procedures set forth in Section 7.5(g) shall not apply to Disputed Prepetition Makewhole Claims. With respect to any such Disputed Prepetition Makewhole Claims, from and after the Effective Date, the Plan Administrator, on behalf of the Reorganized Debtors, shall be authorized to litigate, compromise and settle, pursuant to Fed. R. Bankr. P. 9019(b) and section 105(a) of the Bankruptcy Code, any Disputed Prepetition Makewhole Claims, subject to the ultimate supervisory authority of the Plan Committee as set forth in Section 7.8 of the Plan. If the Plan Committee does not consent or objects to the settlement, the Plan Administrator may seek Bankruptcy Court approval of such settlement.

7.6 Revesting of Assets. Except as expressly provided elsewhere in this Plan, on the Effective Date, the property of each Debtor’s Estate shall revest in the applicable Reorganized Debtor.

7.7 Preservation of Rights of Action; Settlement of Litigation Claims.

(a) Preservation of Rights of Action. Except as otherwise provided in the Plan, the Confirmation Order, or in any document, instrument, release or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Debtors and their Estates shall retain the Litigation Claims. The Plan Administrator, on behalf of the Reorganized Debtors, may, subject to the ultimate supervisory authority of the Plan Committee as set forth in Section 7.8 of the Plan, enforce, sue on, settle or compromise (or decline to do any of the foregoing) any or all of the Litigation Claims. Entry of the Confirmation

Order shall not constitute a waiver or release by the Debtors or their Estates of any cause of action except as expressly provided for by the Plan. On and after the Effective Date, the Plan Administrator shall be assigned all Causes of Action arising under Sections 542, 543, 544, 547 through 551, and 553 of the Bankruptcy Code including Causes of Action arising under fraudulent transfer laws under federal and state statutes and common law and all Causes of Action against the Debtors’ current and former officers, directors, employees, shareholders or non-legal professionals under section 1123(b)(3) of the Bankruptcy Code related to conduct in connection with the Debtors prior to the Petition Date, and any and all proceeds from insurance policies related thereto. The Plan Administrator shall be authorized to enforce, prosecute, settle or compromise the Causes of Action. The Plan Administrator may pursue such Causes of Action, in accordance with the obligations of the Plan and the best interests of all of the beneficiaries of the Plan. The method of distribution of the Estates’ assets pursuant to the Plan shall not, and shall not be deemed to, prejudice the Causes of Action, which shall survive entry of the Confirmation Order for the beneficiaries of the Plan.

(b) Settlement of Litigation Claims. At any time after the Confirmation Date and before the Effective Date, notwithstanding anything in the Plan to the contrary, but subject to the ultimate supervisory authority of the Creditors’ Committee, as set forth in section 7.8 of the Plan, the Debtors may settle any or all of the Litigation Claims with the approval of the Bankruptcy Court pursuant to Fed. R. Bankr. P. 9019.

7.8 Creditors’ Committee and Plan Committee.

(a) Dissolution of Creditors’ Committee. On the Effective Date, the Creditors’ Committee shall dissolve automatically and its members shall be deemed released of all their duties, responsibilities and obligations in connection with the Chapter 11 Cases or the Plan and its implementation, and the retention or employment of the Creditors’ Committee’s attorneys, accountants and other agents shall terminate, except with respect to (i) all matters related to Fee Claims and (ii) any appeals of the Confirmation Order. All expenses of members of the Creditors’ Committee and the fees and expenses of their professionals through the Effective Date shall be paid in accordance with the terms and conditions of the applicable orders of the Bankruptcy Court. Counsel to the Creditors’ Committee shall be entitled to reasonable compensation and reimbursement of expenses for post-Effective Date activities authorized hereunder upon the submission of invoices to the Reorganized Debtors.

(b) Creation of Plan Committee; Procedures.

(i) On the Effective Date, the Plan Committee shall be formed and constituted unless otherwise determined in the sole discretion of the Creditors’ Committee. The Plan Committee shall consist of three (3) members who shall be appointed by the Creditors’ Committee and whose identities shall be disclosed to the Bankruptcy Court at the Confirmation Hearing. Membership on the Plan Committee shall be on an institutional and not on an individual basis. In the event that a member of the Plan Committee resigns from its position on the Plan Committee, such member shall have the right to designate its successor on the Plan Committee. To the extent that a resigning member of the Plan Committee does not exercise its right to designate its successor on the Plan Committee within ten (10) days after such member’s resignation from the Plan Committee, the non-resigning members of the Plan Committee shall have the right to designate a successor to the resigning member of the Plan Committee.

(ii) In the event that there have been no Plan Committee members for a period of thirty (30) consecutive days, then the Plan Administrator may, during such vacancy and thereafter, in its sole discretion, ignore any reference in the Plan, the Plan Administrator Agreement or the Confirmation Order to a Plan Committee, and all references to the Plan Committee’s ongoing duties and rights in the Plan, the Plan Administrator Agreement and the Confirmation Order shall be null and void.

(c) Standing of Plan Committee. The Plan Committee shall have independent standing to appear and be heard in the Bankruptcy Court as to any matter relating to the Plan, the Plan Administrator Agreement, the Plan Administrator, the Estates or the Reorganized Debtors, including any matter as to which the Bankruptcy Court has retained jurisdiction pursuant to Article XIII of the Plan.

(d) Function and Duration; Compensation and Expenses. The Plan Committee shall have ultimate supervisory authority over the Plan Administrator. The Plan Administrator shall report to the Plan Committee, and the Plan Committee shall have the power to remove the Plan Administrator. The Plan Committee (i) shall be responsible for (A) instructing and supervising the Reorganized Debtors and the Plan Administrator with respect to their responsibilities under the Plan and the Plan Administrator Agreement, (B) reviewing and approving the prosecution of adversary and other proceedings, if any, including approving proposed settlements thereof, (C) reviewing and approving objections to and proposed settlements of Disputed Claims, (D) performing such other duties that may be necessary and proper to assist the Plan Administrator and its retained professionals, and (ii) shall remain in existence until such time as the final Distributions under the Plan have been made by the Reorganized Debtors. The members of the Plan Committee shall serve without compensation for their performance of services as members of the Plan Committee, except that they shall be entitled to reimbursement of reasonable expenses by the Reorganized Debtors from the Operating Reserve, provided, however, that if the Unsecured Note Indenture Trustee shall be a member of the Plan Committee, it shall be entitled to be paid its Unsecured Note Indenture Trustee Fees and Expenses. The Plan Committee may retain counsel or other professionals who shall be entitled to reasonable compensation and reimbursement of actual, necessary expenses upon the submission of invoices to the Reorganized Debtors; provided, however, that any disputes related to such fees and expenses may be brought before the Bankruptcy Court.

(e) Liability; Indemnification. Neither the Plan Committee, nor any of its members or designees, nor any duly designated agent or representative of the Plan Committee, or their respective employees, shall be liable for the act or omission of any other member, designee, agent or representative of the Plan Committee, nor shall any member be liable for any act or omission taken or omitted to be taken in its capacity as a member of the Plan Committee, other than acts or omissions resulting from such member’s willful misconduct or gross negligence. The Reorganized Debtors shall indemnify and hold harmless the Plan Committee and its members and designees, and any duly designated agent or representative thereof (in their capacity as such), from and against and with respect to any and all liabilities, losses, damages, claims, costs and expenses, including but not limited to attorneys’ fees arising out of or due to their actions or omissions, or consequences of such actions or omissions, other than as a result of their willful misconduct or gross negligence, with respect to the Reorganized Debtors or the implementation or administration of the Plan. To the extent the Reorganized Debtors indemnify and hold harmless the Plan Committee and its members and designees, or any duly designated agent or representative thereof (in their capacity as such), as provided above, the legal fees and related costs incurred by counsel to the Plan Committee in monitoring and participating in the defense of such claims giving rise to the right of indemnification shall be paid out of the Operating Reserve.

7.9 Cancellation of Securities, Instruments and Agreements Evidencing Claims and Interests. Except as otherwise provided in the Plan, on the Effective Date and concurrently with the applicable Distributions made pursuant to this Article VII, the promissory notes, share certificates (including treasury stock), the Unsecured Notes, the Unsecured Note Indenture, other instruments evidencing any Claims or Interests, and all options, warrants, calls, rights, puts, awards, commitments or any other agreements of any character to acquire such Interests shall be deemed automatically extinguished, canceled and of no further force and effect, without any further act or action under any applicable agreement, law, regulation, order or rule, and the obligations of the Debtors under the notes, share certificates, Unsecured Notes, the Unsecured Note Indenture and other agreements and instruments governing such Claims and Interests shall be automatically discharged. The Holders of or parties to such canceled notes, share certificates, Unsecured Notes, the Unsecured Note Indenture and other agreements and instruments shall have no rights arising from or relating to such notes, share certificates, Unsecured Notes, the Unsecured Note Indenture, and other agreements and instruments or the cancellation thereof, except the rights provided pursuant to the Plan; provided, however, that the Unsecured Notes and the Unsecured Note Indenture shall continue in effect solely for the purposes of (i) allowing the Unsecured Note Indenture Trustee or its agents to make Distributions to Holders of Unsecured Notes; (ii) allowing Holders of the Unsecured Notes to receive Distributions hereunder; and (iii) preserving the rights and liens of the Unsecured Note Indenture Trustee with respect to the Unsecured Note Indenture Trustee Fees and Expenses to the extent not otherwise paid. The Unsecured Note Indenture shall terminate completely upon the completion of all Distributions to the Holders of the Unsecured Notes and the payment in full of the Unsecured Note Indenture Trustee Fees and Expenses. Notwithstanding the foregoing, the indenture governing the Prepetition Makewhole Claims and any related documents thereto governing the rights and obligations of the Debtors and non-Debtor parties with respect to the Prepetition Makewhole Claims shall survive for purposes of the Prepetition Makewhole Claim litigation, until such time as the Prepetition Makewhole Claims have been Allowed by a Final Order and the obligations are satisfied in accordance with the terms of the Plan or the Prepetition Makewhole Claim have been disallowed by Final Order or expunged.

After the performance by the Unsecured Note Indenture Trustee or its agents of all duties that are required under the Plan, the Confirmation Order and/or under the terms of the Unsecured Note Indenture, the Unsecured Note Indenture Trustee and its agents and advisors shall be relieved of, and released from, all obligations associated with the Unsecured Notes arising under the Unsecured Note Indenture or under other applicable agreements or law, and the Unsecured Note Indenture Trustee shall be deemed fully released and discharged.

7.10 Sources of Cash for Plan Distributions. Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for the Reorganized Debtors and the Plan Administrator to make payments pursuant to the Plan shall be obtained from the Debtors’ Cash balances and the liquidation of the Debtors’ and the Estates’ remaining non-Cash assets, if any. Cash payments to be made pursuant to the Plan shall be made by the Reorganized Debtors (or any successor thereto) or, if the Disbursing Agent is an entity other than the Reorganized Debtors, the Disbursing Agent.

7.11 Exemption from Transfer Taxes. Pursuant to section 1146 of the Bankruptcy Code, (a) the issuance, transfer or exchange of notes or equity securities under the Plan; (b) the creation of any mortgage, deed of trust, lien, pledge or other security interest; (c) the making or assignment of any contract, lease or sublease; or (d) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, any merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale, and transfers of tangible property, will not be subject to any stamp tax, recording tax, personal property tax, real estate transfer tax, sales or use tax or other similar tax. The Confirmation Order shall direct the appropriate state or local government officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

7.12 Settlement of Certain Intercompany Claims. The Intercompany Claims Settlement shall be in full satisfaction of all of the USBio Debtors’ claims against VeraSun Marketing, LLC and all of VeraSun Marketing, LLC’s claims against the USBio Debtors. VeraSun Marketing, LLC and the USBio Debtors hereby release each other of and from any and all claims, causes of action or demands, whether known or unknown, that either now has or may ever have had against each other; provided, however, that VeraSun Marketing shall not be released from its obligation to transfer funds pursuant to the Intercompany Claims Settlement.

7.13 Agstar Settlement. Nothing set forth in this Plan shall be deemed to modify or amend the AgStar Settlement.

ARTICLE VIII

PROVISIONS GOVERNING DISTRIBUTIONS

8.1 Distributions for Claims Allowed as of the Effective Date. Except as otherwise provided herein or as ordered by the Bankruptcy Court, initial Distributions to be made on account of Claims that are Allowed Claims as of the Effective Date shall be made on the Distribution Date. Any payment or Distribution required to be made under the Plan on a day other than a Business Day shall be made on the next Business Day. Distributions on account of Claims that first become Allowed Claims after the Effective Date shall be made pursuant to the terms and conditions of the Plan Administrator Agreement and Articles V, VIII and X of the Plan.

8.2 Interest on Claims. Unless otherwise specifically provided for in the Plan, the Confirmation Order or another order of the Bankruptcy Court, or if required by applicable bankruptcy law, interest, fees, costs and other charges accruing or incurred on or after the Petition Date shall not accrue or be paid on any Claims, and no Holder of a Claim shall be entitled to interest, fees, costs or other charges accruing or incurred on or after the Petition Date through the date such Claim is satisfied in accordance with the terms of the Plan. In no event shall interest accrue after the Effective Date on account of any Allowed Claim unless specifically provided for in the Plan, applicable bankruptcy law, the Confirmation Order or another Final Order of the Bankruptcy Court.

8.3 Distributions by the Reorganized Debtors. The Reorganized Debtors shall make all Distributions of Cash required to be distributed under the applicable provisions of the Plan and the Plan Administrator Agreement. The Reorganized Debtors may employ or contract with other entities to assist in or make the Distributions required by the Plan and the Plan Administrator Agreement.

8.4 Delivery of Distributions and Undeliverable or Unclaimed Distributions.

(a) Delivery of Distributions in General. Distributions to Holders of Allowed Claims shall be made at the addresses set forth in the Schedules unless such addresses are superseded by proofs of claim or transfers of claim Filed pursuant to Bankruptcy Rule 3001 (or at the last known addresses of such Holders if the Debtors or the Reorganized Debtors have been notified in writing of a change of address); provided, however, that in the case of (i) the

Holders of Unsecured Notes, Distributions shall be made as set forth in clause (b) below; and (ii) a Claim Holder whose Claim is governed by an indenture or other agreement and is administered by an indenture trustee other than the Unsecured Note Indenture Trustee, Distributions shall be made at the addresses contained in the official records of the indenture trustee, including as set forth in any Ballots cast with respect to such Claims.

(b) The Reorganized Debtors or any entities employed or contracted with to make Distributions pursuant to Section 8.3 above shall make all Distributions of Cash required to be made to Holders of Unsecured Notes to the Unsecured Note Indenture Trustee or its designated agent. The Unsecured Note Indenture Trustee or its designated agent shall make all Distributions to Holders of Unsecured Notes in accordance with the terms of the Unsecured Note Indenture, subject to the terms of the Plan; provided, however, that under all circumstances, the fees and expenses of the Unsecured Note Indenture or its designated agent incurred in connection with such Distributions shall be paid by the Reorganized Debtors without further approval from the Bankruptcy Court.

(c) Surrender of Canceled Notes

As a condition precedent to receiving any Distribution hereunder on account of an Allowed Claim evidenced by an Unsecured Note canceled pursuant to Section 7.9 hereof, the Holder of such Allowed Claim shall surrender such Unsecured Note to the Unsecured Note Indenture Trustee for cancellation. All payments to Holders of Unsecured Notes shall only be made after such surrender. Upon surrender of such Unsecured Notes certificates, the Unsecured Note Indenture Trustee shall cancel and destroy such Unsecured Notes. As soon as practicable after surrender of the Unsecured Notes certificates, the Unsecured Note Indenture Trustee shall distribute to the Holder thereof such Holder’s pro rata share of the Distribution, but subject to the rights of the Unsecured Note Indenture Trustee to assert its charging lien to the extent the Unsecured Note Indenture Trustee Fees and Expenses are not paid pursuant to the Plan.

(d) Undeliverable and Unclaimed Distributions.

(i) Holding and Investment of Undeliverable and Unclaimed Distributions. If the Distribution to any Holder of an Allowed Claim is returned to the Disbursing Agent as undeliverable or is otherwise unclaimed, no further Distributions shall be made to such Holder unless and until the Disbursing Agent is notified in writing of such Holder’s then-current address. Undeliverable and unclaimed Distributions shall be deposited in a segregated account, designated as an “unclaimed distribution reserve” (the “Unclaimed Distribution Reserve”), for the benefit of all such similarly situated Persons until such time as a Distribution becomes deliverable or is claimed. The account for the Unclaimed Distribution Reserve may be an interest-bearing account, provided that any interest accruing on funds in the Unclaimed Distribution Reserve shall be transferred to the Reorganized Debtors for Distribution in accordance with the terms of the Plan.

(ii) After Distributions Become Deliverable. The Disbursing Agent and the Unsecured Note Indenture Trustee, as applicable, shall make all Distributions that have become deliverable or have been claimed since the Distribution Date on the next Quarterly Distribution Date, or as soon as practicable after such Distribution has become deliverable.

(iii) Failure to Claim Undeliverable Distributions. Any Holder of an Allowed Claim that does not assert a claim pursuant to the Plan for an undeliverable or unclaimed Distribution within six months after the applicable date of Distribution shall be deemed to have forfeited its claim for such undeliverable or unclaimed Distribution and shall be forever barred and enjoined, notwithstanding any federal or state escheat laws to the contrary, from asserting any such claim for an undeliverable or unclaimed Distribution against the Debtors and the Estates, the Reorganized Debtors, the Plan Administrator, the Unsecured Note Indenture Trustee or their property. In such cases, any Cash in the Unclaimed Distribution Reserve, or held in trust by the Unsecured Note Indenture Trustee, for Distribution on account of such claims for undeliverable or unclaimed Distributions shall be Distributed to the other Holders in the same Class, free of any restrictions thereon. Nothing contained in the Plan or the Plan Administrator Agreement shall require the Unsecured Note Indenture Trustee and/or any Disbursing Agent, including, but not limited to, the Plan Administrator or the Reorganized Debtors, to attempt to locate any Holder of an Allowed Claim for purposes of making any Distribution under the Plan.

8.5 Record Date for Distributions. The Disbursing Agent, the Reorganized Debtors or the Unsecured Note Indenture Trustee, as the case may be, will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Claim that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute only to those Holders of Allowed Claims who are Holders of such Claims, or participants therein, as of the close of business on the Distribution Record Date. The Disbursing Agent, the Reorganized Debtors, and the Unsecured Note Indenture Trustee shall instead be entitled to recognize and deal for all purposes under the Plan with only those record Holders stated on the official claims register or the transfer books and records as maintained by the Unsecured Note Indenture Trustee or its agents, as the case may be, as of the close of business on the Distribution Record Date.

8.6 Unsecured Note Indenture Trustee as Claim Holder. Consistent with Bankruptcy Rule 3003(c), the Debtors or the Reorganized Debtors, as the case may be, shall recognize proofs of claim filed by the Unsecured Note Indenture Trustee in respect of the

Unsecured Note Claims. Accordingly, any Unsecured Note Claim, proof of which is filed by the registered or beneficial Holder of an Unsecured Note Claim, may be disallowed as duplicative of the Unsecured Note Claims of the Unsecured Note Indenture Trustee, without need for any further action or Bankruptcy Court order.

8.7 Allocation of Plan Distributions Between Principal and Interest. To the extent that any Allowed Claim entitled to a Distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such Distribution shall, for federal and all other income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the claim, to the portion of such Claim representing unpaid interest accrued through the Effective Date.

8.8 Means of Cash Payment. Payments of Cash made pursuant to the Plan shall be in U.S. dollars and shall be made, at the option and in the sole discretion of the Plan Administrator, by (a) checks drawn on or (b) wire transfer from a domestic bank selected by the Plan Administrator. Checks issued by the Disbursing Agent shall be null and void if not negotiated within ninety days after issuance, but may be requested to be reissued until the distribution revests to the Reorganized Debtors pursuant to Section 8.4(b)(iii) hereof. Cash payments to foreign creditors may be made, at the option of the Plan Administrator, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

8.9 Withholding and Reporting Requirements. In connection with the Plan and all Distributions thereunder, the Disbursing Agent or the Plan Administrator, as applicable, on behalf of the Reorganized Debtors, is authorized to take any and all actions that may be necessary or appropriate to comply with all withholding, payment and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all Allowed Claims and Distributions hereunder shall be subject to any such withholding and reporting requirements. The Disbursing Agent or the Plan Administrator, as applicable, on behalf of the Reorganized Debtors, shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding, payment and reporting requirements. All Holders of Claims shall be required to provide any information necessary to effect information reporting, payment and withholding with respect to such taxes.

8.10 Setoffs. The Plan Administrator may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy laws, but shall not be required to, set off against any Claim and the payments or other Distributions to be made pursuant to the Plan in respect of such Claim, or claims of any nature whatsoever that the Debtors or Reorganized Debtors may have against the Holder of such Claim (except to the extent that such claims have been waived by the Debtors in the Plan or otherwise); provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtors of any such claim that the Debtors or Reorganized Debtors may have against such Holder. In no event shall any Holder of Claims or Interests be entitled to setoff any Claim or Interest against any Claim, right, or cause of action of the Reorganized Debtors, unless such Holder has filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Voting Deadline.

8.11 Fractional Dollars; De Minimis Distributions. Notwithstanding any other provision of the Plan or the Plan Administrator Agreement, (a) neither the Plan Administrator nor the Reorganized Debtors shall be required to make Distributions or payments of fractions of dollars, and whenever any payment of a fraction of a dollar under the Plan would otherwise be called for, the actual payment made shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars being rounded down, and (b) the Plan Administrator shall have no obligation to make a Distribution on account of an Allowed Claim from any Reserve or account (i) to any Holder of an Allowed Claim if the aggregate amount of all Distributions authorized to be made from all such Reserves or accounts on the Quarterly Distribution Date in question is less than $250,000, in which case such Distributions shall be deferred to the next Quarterly Distribution Date, or (ii) to a specific Holder of an Allowed Claim if the amount to be distributed to that Holder on the particular Distribution Date is less than $50.00, unless such Distribution constitutes the final Distribution to such Holder.

8.12 Release of Liens. Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document created or assumed in connection with the Plan, on the Effective Date and concurrently with the applicable Distributions made pursuant to the Plan, all mortgages, deeds of trust, liens, pledges or other security interests against the property of any Debtor’s Estate shall be fully released and discharged (except for charging Liens of the Unsecured Note Indenture Trustee to the extent the Unsecured Note Indenture Trustee Fees and Expenses are not paid pursuant to the Plan), and all of the right, title and interest of any holder of such mortgages, deeds of trust, liens, pledges or other security interests shall revert to the applicable Reorganized Debtor.

ARTICLE IX

TREATMENT OF EXECUTORY CONTRACTS

AND UNEXPIRED LEASES

9.1 Rejected Contracts and Leases. Except as otherwise provided in the Plan, the Confirmation Order shall constitute an order under section 365 of the Bankruptcy Code rejecting all prepetition executory contracts and unexpired leases to which any Debtor is a party, on and subject to the occurrence of the Effective Date, unless such contract or lease (a) previously shall have been assumed or rejected by the Debtors, (b) previously shall have expired or terminated pursuant to its own terms before the Effective Date, or (c) is identified in the Plan Supplement as a contract or lease to be assumed; provided, however, that the Debtors may, subject to the consent of the Creditors’ Committee (which consent shall not be unreasonably withheld), amend such list of contracts or leases to be assumed at any time prior to the Confirmation Date.

9.2 Assumption of Director and Officer Liability Insurance Policies. Notwithstanding anything herein to the contrary, as of the Effective Date, the Debtors shall assume (and assign to the Reorganized Debtors if necessary to continue the Debtors director and officer liability insurance policies in full force) all of the director and officer liability insurance policies pursuant to section 365(a) of the Bankruptcy Code. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the director and officer liability insurance policies. Notwithstanding anything to the contrary contained herein, Confirmation of the Plan shall not discharge, impair, or otherwise modify any obligations assumed by the foregoing assumption of the director and officer liability insurance policies, and each such obligation shall be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be Filed. On or before the Effective Date, the Debtors may obtain reasonably sufficient tail coverage (i.e., director and officer insurance coverage that extends beyond the end of the policy period) under a directors and officers’ liability insurance policy for the current and former directors, officers, and managers for such terms or periods of time, and placed with such insurers as are determined by the Debtors and the Creditors’ Committee to be reasonable under the circumstances or as otherwise specified and ordered by the Bankruptcy Court in the Confirmation Order.

9.3 Bar to Rejection Damages. If the rejection of an executory contract or unexpired lease pursuant to Section 9.1 above gives rise to a Claim by the other party or parties to such contract or lease, such Claim shall be forever barred and shall not be enforceable against the applicable Debtor or its Estate, the Reorganized Debtors, the Plan Administrator or their respective successors or properties unless a proof of Claim is Filed and served on the Reorganized Debtors and counsel for the Reorganized Debtors within thirty (30) days after service of a notice of entry of the Confirmation Order or such other date as prescribed by the Bankruptcy Court.

ARTICLE X

PROCEDURES FOR RESOLVING DISPUTED,

CONTINGENT AND UNLIQUIDATED CLAIMS

10.1 Objection Deadline; Prosecution of Objections. No later than the Claims Objection Deadline (unless extended by an order of the Bankruptcy Court), the Debtors, the Creditors’ Committee, the Plan Committee or the Plan Administrator, on behalf of the Reorganized Debtors, as the case may be, shall File objections to Claims with the Bankruptcy Court and serve such objections upon the Holders of each of the Claims to which objections are made. Nothing contained herein, however, shall limit the right to object to Claims, if any, Filed or amended after the Claims Objection Deadline. Subject to the limitations set forth in the Plan Administrator Agreement and Section 7.5 of the Plan, and the ultimate supervisory authority of the Plan Committee as set forth in Section 7.8 of the Plan, the Plan Administrator, on behalf of the Reorganized Debtors, shall be authorized to, and shall, resolve all Disputed Claims by withdrawing or settling such objections thereto, or by litigating to judgment in the Bankruptcy Court or such other court having jurisdiction over the validity, nature and/or amount thereof.

10.2 No Distributions Pending Allowance. Notwithstanding any other provision of the Plan, no payments or Distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim, or some portion thereof, has become an Allowed Claim.

10.3 Accounts; Reserves. The Plan Administrator, on behalf of the Reorganized Debtors, shall, subject to and in accordance with the provisions of the Plan Administrator Agreement, (a) establish one or more general accounts into which shall be deposited all funds not required to be deposited into any other account or Reserve and (b) create, fund and withdraw funds from, as appropriate, the Operating Reserve, Administrative Claims Reserve, Disputed Claims Reserve, the Prepetition Makewhole Claims Reserve, the Litigation Claims Reserve and Unclaimed Distributions Reserve. The Reorganized Debtors shall sell non-Cash assets of the Estates, if any, in accordance with the provisions of the Plan and the Plan Administrator Agreement. The net proceeds of any such sales shall be deposited in an account or Reserve pursuant to the terms of the Plan Administrator Agreement.

(a) Disputed Claims Reserve. Prior to the Distribution Date, subject to and in accordance with the provisions of the Plan Administrator Agreement, the Plan Administrator, in consultation with the Plan Committee, shall create and fund the Disputed Claims Reserve with an amount of the Estates’ Cash equal to one hundred percent (100%) of Distributions to which Holders of Disputed General Unsecured Claims would be entitled under the Plan as of such date if such Disputed General Unsecured Claims were Allowed Claims in their Disputed Claims Amount; provided, however, that the Debtors, the Reorganized Debtors, the Creditors’ Committee or the Plan Committee, as applicable, may File motion(s) pursuant to section 502(c) of the Bankruptcy Code for order(s) estimating and limiting the amount of Cash which shall be deposited in the Disputed Claims Reserve in respect of any Disputed General Unsecured Claims, with notice and an opportunity to be heard to the affected Holders of such Disputed General Unsecured Claims and the Plan Committee; provided, further, that the Reorganized Debtors must within sixty (60) days after the Effective Date (or such other date as the Bankruptcy Court may order) File a motion(s) seeking to estimate any contingent or unliquidated Claims, with a notice and an opportunity to be heard to the affected Holders of such Disputed Claims and the Plan Committee. The Disputed Claims Reserve shall be fully funded no later than ten (10) days after the Bankruptcy Court has approved an order resolving such motion(s) and such order has been entered by the Clerk of the Bankruptcy Court.

(b) Administrative Claims Reserve. Prior to the Distribution Date and on the first Quarterly Distribution Date after the Effective Date, subject to and in accordance with the provisions of the Plan Administrator Agreement, the Plan Administrator, in consultation with the Plan Committee, shall create and fund the Administrative Claims Reserve with an amount of the Estates’ Cash equal to the aggregate Disputed Claim Amount of all Disputed Administrative Claims, Disputed Priority Tax Claims, Disputed Non-Tax Priority Claims, and Disputed Other Secured Claims.

(c) Prepetition Makewhole Claims Reserve. Prior to the Distribution Date, subject to and in accordance with the provisions of the Plan Administrator Agreement, the Plan Administrator, in consultation with the Plan Committee, shall create and fund the Prepetition Makewhole Claims Reserve with an amount of the Estates’ Cash equal to the aggregate Disputed Claim Amount of the Disputed Prepetition Makewhole Claims.

(d) Litigation Claims Reserve. Prior to the Distribution Date, subject to and in accordance with the Plan Administrator Agreement, the Plan Administrator shall create and fund the Litigation Claims Reserve with Cash of the Estates to fund the costs and expenses associated with investigating and, as necessary, prosecuting, settling, dismissing or otherwise disposing of any or all of the Litigation Claims; provided, however, that at no time shall the amount of the Litigation Claims Reserve exceed $100,000; provided, further, that the Plan Administrator may at any time increase or decrease the amount of the Litigation Claims Reserve with the consent of the Plan Committee.

10.4 Distributions After Allowance. The Disbursing Agent shall make payments and Distributions from the appropriate Reserves to the Holder of any Disputed Administrative Claim, Disputed Priority Tax Claim, Disputed Non-Tax Priority Claim, Disputed Other Secured Claim or Disputed General Unsecured Claim that has become an Allowed Claim, on the first Quarterly Distribution Date following the date that such Disputed Administrative Claim, Disputed Priority Tax Claim, Disputed Non-Tax Priority Claim, Disputed Other Secured Claim or Disputed General Unsecured Claim, as the case may be, becomes an Allowed Claim. Such Distributions shall be made in accordance with the Plan and the Plan Administrator Agreement. With respect to Disputed General Unsecured Claims, such Distribution shall be based upon the cumulative Distributions that would have been made to such Holder under the Plan if the Disputed General Unsecured Claim had been Allowed on the Effective Date and shall not be limited by the Disputed Claim Amounts previously reserved with respect to such Disputed General Unsecured Claim to the extent that additional amounts are available therefor from the Disputed Claims Reserve, but only to the extent that such additional amounts have not yet been distributed to Holders of Allowed General Unsecured Claims.

ARTICLE XI

CONFIRMATION AND CONSUMMATION OF THE PLAN

11.1 Conditions to Confirmation. The Bankruptcy Court shall not approve the Confirmation Order unless and until (a) the Bankruptcy Court shall have approved the Disclosure Statement, in a manner reasonably acceptable in form and substance to the Plan Proponents, as containing adequate information with respect to the Plan within the meaning of section 1125 of the Bankruptcy Code; (b) the proposed Confirmation Order shall be reasonably acceptable in form and substance to the Plan Proponents; and (c) the Substantive Consolidation Order, which may be the Confirmation Order, shall be reasonably acceptable in form and substance to the Plan Proponents and shall have been approved by the Bankruptcy Court prior to or contemporaneously with the Confirmation Order; and (d) subject to sections 7.3 and 7.5 hereof, the most current version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein (including the Plan Administrator Agreement) shall be Filed in form and substance reasonably acceptable to the Plan Proponents.

11.2 Conditions to Effective Date. The Plan Proponents intend to request that the Confirmation Order include a finding by the Bankruptcy Court that, notwithstanding Rule 3020(e) of the Federal Rules of Bankruptcy Procedure, the Confirmation Order shall take effect immediately upon its entry. The following are conditions precedent to the occurrence of the Effective Date: (a) the Debtors shall have Cash on hand sufficient to pay all Allowed Administrative Claims and Allowed Priority Tax Claims; (b) the Confirmation Order shall be a Final Order in form and substance reasonably acceptable to the Plan Proponents and no request for revocation of the Confirmation Order shall have been made or, if made, shall remain pending; (c) any order necessary to satisfy any condition to the effectiveness of the Plan shall have become a Final Order; and (d) subject to sections 7.3 and 7.5 hereof, the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein (including the Plan Administrator Agreement) shall be Filed in form and substance reasonably acceptable to the Plan Proponents.

11.3 Waiver of Conditions Precedent. The Plan Proponents (subject to the consent of the other Plan Proponent, as applicable, which consent shall not be unreasonably withheld) may waive any of the conditions set forth in Section 11.1 or Section 11.2 at any time, without any notice to other parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than proceeding to confirm or consummate the Plan.

11.4 Consequences of Non-Occurrence of Effective Date. If the Effective Date does not occur within sixty (60) days after the Confirmation Date, or by such later date, after notice and hearing, as is proposed by the Plan Proponents, then upon motion by either of the Plan Proponents and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order will be vacated by the Bankruptcy Court; provided, however, that, notwithstanding the Filing of such motion, the Confirmation Order may not be vacated if the Effective Date occurs before the Bankruptcy Court approves an order granting such motion. If the Confirmation Order is vacated pursuant to this Section 11.3, (a) the Plan shall be null and void in all respects; (b) any settlement of Claims provided for hereby shall be null and void without further order of the Bankruptcy Court; (c) the time within which the Debtors may assume and assign, or reject all executory contracts and unexpired leases shall be extended for a period of thirty (30) days after the date the Confirmation Order is vacated; and (d) nothing contained in the Plan or Disclosure Statement shall constitute a waiver or release of any Claims, Interests or Litigation Claims.

ARTICLE XII

EFFECT OF PLAN CONFIRMATION

12.1 Binding Effect. The Plan shall be binding upon and inure to the benefit of the Debtors, all present and former Holders of Claims and Interests, and their respective successors and assigns, including, but not limited to, the Reorganized Debtors.

12.2 Releases.

(a) Releases by the Debtors.

Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, upon the Effective Date, each of the Debtors shall release unconditionally, and hereby is deemed to forever release unconditionally (i) the Creditors’ Committee and the Plan Committee and, solely in their respective capacities as members or representatives of the Creditors’ Committee and the Plan Committee, as applicable (and not as individual lenders or creditors to or on behalf of the Debtors), each member of the Creditors’ Committee and the Plan Committee; (ii) the Plan Administrator; (iii) the Unsecured Note Indenture Trustee; and (iv) each of their respective agents, advisors, accountants, investment bankers, consultants, attorneys and other representatives of any of the foregoing or of the Debtors, solely in their respective capacities as such, and only with respect to their activities and conduct during or in connection with the preparation and filing of the Chapter 11 Cases, from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever (other than the right to enforce the performance of their respective obligations, if any, to the Debtors or the Reorganized Debtors under the Plan, the Plan Administrator Agreement and the contracts, instruments, releases and other agreements delivered under the Plan and the Plan Administrator Agreement), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Chapter 11 Cases, the Plan or the Disclosure Statement, other than Claims or liabilities arising out of or relating to any act or omission that constitutes a failure to perform the duty to act in good faith and where such failure to perform constitutes willful misconduct, gross negligence, or fraud.

(b) Injunction Related to Releases.

The Confirmation Order will permanently enjoin the commencement or prosecution by any entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released pursuant to the Plan.

12.3 Discharge of Claims and Termination of Interests. Pursuant to section 1141(d)(3) of the Bankruptcy Code, Confirmation will not discharge Claims against the Debtors; provided, however, that no Holder of a Claim against any Debtor may, on account of such Claim, seek or receive any payment or other Distribution from, or seek recourse against, any Debtor or Reorganized Debtor or each of their respective successors or their respective property, except as expressly provided herein. Accordingly, except as otherwise provided herein, the Confirmation Order shall provide, among other things, that from and after the Confirmation Date, all Persons who have held, hold, or may hold Claims against or Interests in the Debtors are (i) permanently enjoined from taking the following actions against the Estate(s) of the Debtors, the Plan Administrator, the Plan Committee, the Reorganized Debtors, the Unsecured Note Indenture Trustee, or any of their property on account of such Claims or Interests and (ii) preliminarily enjoined from taking any of the following actions against any of the Debtors, the Plan Administrator, the Plan Committee, or the Reorganized Debtors, the Unsecured Note Indenture Trustee, or their property on account of such Claims or Interests: (A) commencing or continuing, in any manner or in any place, any action or other proceeding; (B) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order; (C) creating, perfecting, or enforcing any lien or encumbrance; and (D) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that (x) nothing contained herein shall preclude such Persons from exercising their rights pursuant to and consistent with the terms of the Plan and (y) the preliminary injunction of actions against the Debtors, the Plan Administrator, the Plan Committee, the Reorganized Debtors, the Unsecured Note Indenture Trustee, and their property (if any) shall be dissolved and terminate one (1) day following the dissolution of the Reorganized Debtors and the completion and winding-up of their affairs. Notwithstanding anything to the contrary in the Plan, creditors’ rights of setoff and recoupment are preserved, and the injunctions referenced in this section or section 12.6 of the Plan shall not enjoin the valid exercise of such rights of setoff and recoupment. By accepting Distributions pursuant to the Plan, each Holder of an Allowed Claim or Allowed Interest shall be deemed to have specifically consented to the injunctions set forth in this Article XII.

12.4 Exculpation and Limitation of Liability. Except as otherwise specifically provided in the Plan, to the maximum extent permitted by the Bankruptcy Code and applicable law, none of (a) the Debtors, (b) the Reorganized Debtors, (c) the Plan Administrator, (d) the Creditors’ Committee, (e) the Plan Committee, (f) the Unsecured Note Indenture Trustee, nor (g) any of their respective members, officers, directors, shareholders, employees, advisors, attorneys or agents acting in such capacity on or after the Petition Date, shall have or incur any liability to, or be subject to any right of action by, any Holder of a Claim or an Interest, or (with respect to such Claims or Interests) any of their respective agents, affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Debtors’ Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence (the “Precluded Claims”), and in all respects shall be entitled to rely reasonably upon the advice of counsel with respect to their duties and responsibilities under the Plan.

12.5 Release by Holders of Claims. Except as otherwise specifically provided in the Plan, on the Effective Date, each Person (excluding any of the Debtors) that votes to accept the Plan shall release unconditionally, and hereby is deemed to forever release unconditionally (i) the Creditors’ Committee and the Plan Committee and, solely in their respective capacities as members or representatives of the Creditors’ Committee and the Plan Committee, as applicable (and not as individual lenders or creditors to or on behalf of the Debtors), each member of the Creditors’ Committee and the Plan Committee; (ii) the Plan Administrator; (iii) the Unsecured Note Indenture Trustee; and (iv) each of their respective agents, advisors, accountants, investment bankers, consultants, attorneys and other representatives of any of the foregoing or of the Debtors, solely in their respective capacities as such, and only with respect to their activities and conduct during or in connection with the preparation and filing of the Chapter 11 Cases, from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever (other than the right to enforce the performance of their respective obligations, if any, to the Debtors or the Reorganized Debtors under the Plan, the Plan Administrator Agreement and the contracts, instruments, releases and other agreements delivered under the Plan and the Plan Administrator Agreement), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Chapter 11 Cases, the Plan or the Disclosure Statement other than Claims or liabilities arising out of or relating to any act or omission that constitutes a failure to perform the duty to act in good faith and where such failure to perform constitutes willful misconduct, gross negligence, or fraud; provided, that this Section 12.5 shall not release any Person from any Claim or cause of action existing as of the Effective Date, based on (x) the Internal Revenue Code or any other domestic state, city or municipal tax code, (y) the environmental laws of the United States or any domestic state, city or municipality or (z) any criminal laws of the United States or any domestic state, city or municipality.

12.6 Injunction. Except as otherwise provided in the Plan, the Confirmation Order shall provide, among other things, that from and after the Confirmation Date all Persons who have held, hold or may hold Claims against or Interests in the Debtors are (i) permanently enjoined from taking any of the following actions against the Estate(s), the Plan Administrator, the Creditors’ Committee (or any of its members from time to time), the Plan Committee (or any of its members from time to time), the Unsecured Note Indenture Trustee, or any of their property on account of any such Claims, Interests or Precluded Claims and (ii) preliminarily enjoined from taking any of the following actions against any of the Debtors, the Reorganized Debtors, the Plan Administrator, the Creditors’ Committee (or any of its members from time to time), the Plan Committee (or any of its members from time to time) or their property on account of such Claims, Interests or Precluded Claims: (A) commencing or continuing, in any manner or in any place, any action or other proceeding; (B) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (C) creating, perfecting or enforcing any lien or encumbrance; (D) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors; and (E) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan. By accepting Distributions pursuant to the Plan, each Holder of an Allowed Claim receiving any Distribution pursuant to the Plan will be deemed to have specifically consented to the injunctions set forth in this Article XII.

12.7 Term of Bankruptcy Injunction or Stays. All injunctions or stays provided for in the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until all property of the Estates of the Reorganized Debtors has been distributed, the Reorganized Debtors have been dissolved, the Plan Administrator Agreement has terminated and the Bankruptcy Court has entered an order closing the Chapter 11 Cases; provided, however, that any injunction that by its terms is permanent or otherwise is intended to survive the Effective Date and Distributions hereunder (whether by law or pursuant to order of the Court) shall be continued without modification, notwithstanding anything to the contrary in the Plan.

ARTICLE XIII

RETENTION OF JURISDICTION

13.1 Retention of Jurisdiction. Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

(a) Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims or Interests;

(b) Resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which any Debtor is a party or with respect to which any Debtor or the Reorganized Debtors may be liable and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

(c) Ensure that Distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

(d) Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

(e) Approve such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

(f) Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or any contract, instrument, release or other agreement or document that is executed or created pursuant to the Plan, or any entity’s rights arising from or obligations incurred in connection with the Plan or such documents;

(g) Modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code or modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan;

(h) Hear and determine all applications for compensation and reimbursement of expenses of Professionals under the Plan or under sections 330, 331 and 503(b) of the Bankruptcy Code, provided, however, that from and after the Effective Date the payment of fees and expenses of the Reorganized Debtors, the Plan Committee, the Plan Administrator, and the Fee Auditor, including counsel fees, shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

(i) Issue injunctions, approve and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

(j) Hear and determine the causes of action by or on behalf of the Debtors or the Reorganized Debtors, including causes of action relating to the Litigation Claims, including avoidance actions under sections 544, 545, 547, 548, 549 and 553 of the Bankruptcy Code and turnover actions under sections 542 and 543 of the Bankruptcy Code;

(k) Hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

(l) Approve and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated or Distributions pursuant to the Plan are enjoined or stayed;

(m) Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

(n) Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;

(o) Hear and determine all matters related to (i) the property of the Estates from and after the Confirmation Date, (ii) the winding up of the Debtors’ affairs and (iii) the activities of the Reorganized Debtors and the Plan Administrator, including (A) challenges to or approvals of the Reorganized Debtors’ or the Plan Administrator’s activities, (B) resignation, incapacity or removal of the Plan Administrator and selection of a successor Plan Administrator, (C) reporting by, termination of and accounting by the Reorganized Debtors and the Plan Administrator and (D) release of the Plan Administrator from its duties;

(p) Hear and determine disputes with respect to compensation of (i) the Reorganized Debtors’ professional advisors, (ii) the Plan Administrator and its professional advisors, and (iii) the Plan Committee, its members and its professional advisors;

(q) Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under the Bankruptcy Code; and

(r) Approve an order closing the Chapter 11 Cases.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

14.1 Effectuating Documents and Further Transactions. Each of the Debtors or the Plan Administrator, on behalf of the Reorganized Debtors, as applicable, is authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan.

14.2 Corporate Action. Prior to, on or after the Effective Date (as appropriate), all matters provided for under the Plan that would otherwise require approval of the stockholders or directors of one (1) or more of the Debtors or the Reorganized Debtors shall be deemed to have occurred and shall be in effect prior to, on or after the Effective Date (as appropriate) pursuant to the applicable general corporation law of the states in which the Debtors or the Reorganized Debtors are incorporated without any requirement of further action by the stockholders or directors of the Debtors or the Reorganized Debtors.

14.3 Bar Dates for Certain Claims.

(a) Administrative Claims; Substantial Contribution Claims. The Confirmation Order will establish an Administrative Claims Bar Date for Filing Administrative Claims (including requests under section 503(b) of the Bankruptcy Code by any entity for making a substantial contribution in the Chapter 11 Cases) which date will be thirty (30) days after the Confirmation Date, except with respect to Fee Claims, which shall be subject to the provisions of Section 14.4. Holders of asserted Administrative Claims, except for Fee Claims, not paid prior to the Confirmation Date shall submit proofs of Claim on or before such Administrative Claims Bar Date or forever be barred from doing so. The notice of Confirmation to be delivered pursuant to Fed. R. Bankr. P. 3020(c) and 2002(f) will set forth such date and constitute notice of this Administrative Claims Bar Date. The Reorganized Debtors (in consultation with the Plan Committee) shall have sixty (60) days from the Effective Date (or such longer period as may be allowed by order of the Bankruptcy Court upon the request of the Reorganized Debtors or the Plan Committee) following the Administrative Claims Bar Date to review and object to such Administrative Claims before a hearing for determination of allowance of such Administrative Claims.

(b) Professional Fee Claims. All Professionals and other entities requesting compensation or reimbursement of Fee Claims pursuant to section 327, 328, 330, 331 or 503(b) of the Bankruptcy Code for services rendered prior to the Effective Date shall File and serve on the Reorganized Debtors, counsel for the Plan Administrator and counsel for the Plan Committee, an application for final allowance of compensation and reimbursement of expenses no later than sixty (60) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such Professionals or other entities for compensation or reimbursement of expenses must be Filed and served on the Reorganized Debtors, counsel for the Plan Administrator, counsel for the Plan Committee and the requesting Professional or other entity no later than thirty (30) days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable request for compensation or reimbursement was served. Except as otherwise provided in the Plan, Professionals shall be paid pursuant to sections 328, 330, or 331 of the Bankruptcy Code and prior orders of the Bankruptcy Court for amounts earned through the Effective Date. After the Effective Date, the Plan

Administrator shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses, incurred after the Effective Date, of the professional persons employed by the Debtors, the Reorganized Debtors, the Creditors’ Committee and Plan Committee, and of the Fee Auditor, as the case may be, in connection with the implementation and consummation of the Plan, the claims reconciliation process, and any other matters as to which such professionals may be engaged. The fees and expenses of such professionals shall be paid within ten (10) calendar days after submission of a detailed invoice therefor. If the Plan Administrator disputes the reasonableness of any such invoice, the Plan Administrator shall timely pay the undisputed portion of such invoice, and the Plan Administrator or the affected professional may submit such dispute to the Bankruptcy Court for a determination of the reasonableness of such invoice. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Plan Administrator, in consultation with the Plan Committee, may employ any Professional in the ordinary course of business.

(c) Professional Fee Holdback. On or as soon as reasonably practicable after the Effective Date and entry of an order of the Bankruptcy Court authorizing the Debtors to pay all amounts owing to Professionals for all outstanding amounts relating to prior periods through the Effective Date, the Debtors shall pay such amounts to such Professionals in accordance with such order; provided, however, that Professionals shall continue to prepare monthly fee applications in accordance with the Fee Order up to the Effective Date. Professionals shall estimate fees and expenses due for periods that have not been billed as of the Effective Date. If a Professional does not provide an estimate, the Debtors may estimate the unbilled fees and expenses of such Professional. On the Effective Date, the Reorganized Debtors shall fund an escrow account in an amount equal to the aggregate amount of outstanding fee applications not ruled upon by the Bankruptcy Court as of the Effective Date plus the aggregate amount of all estimated fees and expenses due for periods that have not been billed as of the Effective Date. Such escrow account shall not be considered property of the Reorganized Debtors. Such escrow account shall be used by the Reorganized Debtors to pay the remaining Professional Claims owing to the Professionals as and when Allowed by the Bankruptcy Court. When all Professional Claims have been paid in full, amounts remaining in such escrow account, if any, shall be returned to the Reorganized Debtors. To the extent that the escrow does not contain sufficient funds to pay all Professional Claims, such Professional Claims shall be paid from funds held in the Operating Reserve.

14.4 Payment of Statutory Fees. All fees payable pursuant to 28 U.S.C. § 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date. The Debtors and the Reorganized Debtors shall remain liable for any quarterly fees validly due and owing to the United States Trustee under 28 U.S.C. § 1930 through and including such dates that their respective Chapter 11 Cases are converted to cases under chapter 7, dismissed, or closed.

14.5 Amendment or Modification of the Plan. Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123 and 1125 of the Bankruptcy Code, the Plan Proponents (subject to the consent of the other Plan Proponent, as applicable) reserve the right to alter, amend or modify the Plan at any time prior to or after the Confirmation Date but prior to the Effective Date. A Holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Interest of such Holder.

14.6 Severability of Plan Provisions. If, prior to the Confirmation Date, any term or provision of the Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

14.7 Successors and Assigns. The Plan shall be binding upon and inure to the benefit of the Debtors, and their respective successors and assigns, including, without limitation, the Reorganized Debtors. The rights, benefits and obligations of any entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign of such entity.

14.8 Plan Supplement. The Plan Supplement, comprised of, among other things, the forms of the documents relating to the Amended Certificate of Incorporation, By-Laws and the Plan Administrator Agreement, shall be (i) Filed with the Bankruptcy Court and (ii) posted on the website established for these cases located at www.kccllc.net/verasun, no later than three business days prior to the Voting Deadline. Upon its Filing, the Plan Supplement may be inspected in the office of the clerk of the Bankruptcy Court or its designee during normal business hours. Holders of Claims and Interests may obtain a copy of the Plan Supplement upon written request to the Debtors in accordance with Section 14.10 of the Plan. The documents contained in the Plan Supplement shall be approved by the Bankruptcy Court pursuant to the Confirmation Order.

14.9 Revocation, Withdrawal or Non-Consummation. (a) The Plan Proponents, by mutual agreement, each reserve the right to revoke or withdraw the Plan as to any or all of the Debtors prior to the Confirmation Date and to File subsequent plans of reorganization. If either of the Plan Proponents revokes or withdraws the Plan as to any or all of the Debtors, or if confirmation or consummation of the Plan as to any or all of the Debtors does not occur, then, with respect to such Debtors, (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of executory contracts or leases affected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void, and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtors or any other Person, (ii) prejudice in any manner the rights of such Debtors or any other Person, or (iii) constitute an admission of any sort by the Debtors or any other Person.

14.10 Notice. All notices, requests and demands to or upon the Debtors, the Reorganized Debtors, the Creditors’ Committee or the Plan Committee, to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows (or at such other address for such entity as shall be specified by like notice):

If to the Debtors:

VeraSun Energy Corporation

110 N. Minnesota Ave., Suite 300

Sioux Falls, SD 57104

Telephone: (605) 696-7200

Facsimile: (605) 978-7050

Attn: Mark Dickey

with copies to:

SKADDEN, ARPS, SLATE, MEAGHER

& FLOM LLP

One Rodney Square

P.O. Box 636

Wilmington, Delaware 19899

Telephone: (302) 651-3000

Facsimile: (302) 651-3001

Attn: Mark S. Chehi, Esq.

          Davis Lee Wright, Esq.

- and -

SKADDEN, ARPS, SLATE, MEAGHER

& FLOM LLP

155 North Wacker Drive

Chicago, Illinois 60606-1285

Telephone: (312) 407-0700

Facsimile: (312) 407-0411

Attn: Felicia Gerber Perlman, Esq.

          John K. Lyons, Esq.

If to the Reorganized Debtors:

Reorganized VeraSun Energy Corporation

110 N. Minnesota Ave., Suite 300

Sioux Falls, SD 57104

Telephone: (605) 696-7200

Facsimile: (605) 978-7050

Attn: Mark Dickey

with copies to:

SKADDEN, ARPS, SLATE, MEAGHER

& FLOM LLP

One Rodney Square

P.O. Box 636

Wilmington, Delaware 19899

Telephone: (302) 651-3000

Facsimile: (302) 651-3001

Attn: Mark S. Chehi, Esq.

         Davis Lee Wright, Esq.

- and -

SKADDEN, ARPS, SLATE, MEAGHER

& FLOM LLP

155 North Wacker Drive

Chicago, Illinois 60606-1285

Telephone: (312) 407-0700

Facsimile: (312) 407-0411

Attn: Felicia Gerber Perlman, Esq.

          John K. Lyons, Esq.

If to the Creditors’ Committee:

AKIN GUMP STRAUSS HAUER

& FELD LLP

One Bryant Park

New York, New York 10036

Telephone: (212) 872-1000

Facsimile: (212) 872-1002

Attn: Michael S. Stamer, Esq.

          David H. Botter, Esq.

          Alexis Freeman, Esq.

If to the Plan Committee:

AKIN GUMP STRAUSS HAUER

& FELD LLP

One Bryant Park

New York, New York 10036

Telephone: (212) 872-1000

Facsimile: (212) 872-1002

Attn: Michael S. Stamer, Esq.

          David H. Botter, Esq.

          Alexis Freeman, Esq.

14.11 Governing Law. Except to the extent the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent a schedule to the Plan or a document or instrument contained in the Plan Supplement provides otherwise, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of Delaware, without giving effect to the principles of conflicts of law of such jurisdiction.

14.12 Schedules. All schedules, exhibits or other related documents to the Plan and the Plan Supplement are incorporated and are a part of the Plan as if set forth in full herein.

14.13 Filing of Additional Documents. On or before the Effective Date, the Debtors shall File such agreements and other documents, in form and substance acceptable the Creditors’ Committee, as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

Dated:	Wilmington, Delaware
	July 31, 2009	Respectfully submitted,

VERASUN ENERGY CORPORATION (for itself and on behalf of the Affiliate Debtors)

		By:	/s/ Mark Dickey
		Name:	Mark Dickey
		Title:	Senior Vice President, Secretary and General Counsel

Counsel:

/s/ Mark S. Chehi	/s/ Dennis A. Meloro

Mark S. Chehi (I.D. No. 2855)

Davis Lee Wright (I.D. No. 4324)

Skadden, Arps, Slate, Meagher & Flom LLP

One Rodney Square

P.O. Box 636

Wilmington, DE 19899

(302) 651-3000

– and –

Felicia Gerber Perlman

John K. Lyons

Skadden, Arps, Slate, Meagher & Flom LLP

155 North Wacker Drive

Chicago, Illinois 60606

(312) 407-0700

Attorneys for VeraSun Energy Corporation, et al., Debtors and Debtors-in-Possession.

Dennis A. Meloro (No. 4435)

Donald J. Detweiler (No. 3087)

Sandra G. M. Selzer (No. 4283)

Greenberg Traurig, LLP

The Nemours Building

1007 North Orange Street, Suite 1200

Wilmington, DE 19801

(301) 661-7000

– and –

Michael S. Stamer

David H. Botter

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

(212) 872-1000

Attorneys for the Official Committee of Unsecured Creditors of VeraSun Energy Corporation, et al.